                                                                   EXHIBIT 10.5

                      AMENDED AND RESTATED CREDIT AGREEMENT

                          DATED AS OF OCTOBER 31, 1996

                                      AMONG

                             HEALTH VALLEY COMPANY,

                          TBS ACQUISITION CORPORATION,

                                 THE BREAD SHOP,

                                       AND

                              LASALLE NATIONAL BANK

                                TABLE OF CONTENTS

                                                                            Page

SECTION 1. THE CREDITS........................................................ 1
         Section 1.1. Revolving Credit........................................ 1
         Section 1.2. Revolving Credit Loans.................................. 1
         Section 1.3. Letters of Credit....................................... 2
         Section 1.4. Term Loans.............................................. 3
         Section 1.5. Manner and Disbursement of Loans........................ 3
         Section 1.6. Appointment of Parent as Agent for the Borrowers........ 4

SECTION 2. INTEREST, FEES, CAPITAL ADEQUACY, TERM AND
         TERMINATION.......................................................... 4
         Section 2.1. Interest Rate Options................................... 4
         Section 2.2. Minimum Amounts......................................... 5
         Section 2.3. Manner of Rate Selection................................ 6
         Section 2.4. Facility Fee............................................ 6
         Section 2.5. Unused Line Fee......................................... 6
         Section 2.6. Letter of Credit Fees................................... 6
         Section 2.7. Computation of Interest and Fees........................ 6
         Section 2.8. Term and Termination.................................... 6

SECTION 3. APPLICATION OF PAYMENTS AND COLLECTIONS,
         PREPAYMENTS, COMPUTATION OF OBLIGATIONS OUTSTANDING,
         AND NOTATIONS........................................................ 7
         Section 3.1. Place and Application of Payments and Collections....... 7
         Section 3.2. Mandatory Prepayments................................... 8
         Section 3.3. Computation of Obligations Outstanding.................. 9
         Section 3.4. Notations.............................................. 10

SECTION 4. COLLATERAL........................................................ 10
         Section 4.1. Collateral............................................. 10
         Section 4.2. Lockbox Agreement...................................... 10
         Section 4.3. Further Assurances..................................... 11

SECTION 5. DEFINITIONS; INTERPRETATION....................................... 12
         Section 5.1. Definitions............................................ 12
         Section 5.2. Other Definitions...................................... 23
         Section 5.3. Interpretation......................................... 23
         Section 5.4. Change in Accounting Principles........................ 23

SECTION 6. REPRESENTATIONS AND WARRANTIES.................................... 24
         Section 6.1. Borrowers' Organization and Qualification.............. 24
         Section 6.2. Parent's Organization and Qualification................ 24
         Section 6.3. Subsidiaries........................................... 24
         Section 6.4. Corporate Authority and Validity of Obligations........ 24
         Section 6.5. Use of Proceeds; Margin Stock.......................... 25
         Section 6.6. Financial Reports...................................... 25
         Section 6.7. No Material Adverse Change............................. 26
         Section 6.8. Full Disclosure........................................ 26
         Section 6.9. Good Title............................................. 26
         Section 6.10. Litigation and Other Controversies.................... 26
         Section 6.11. Taxes................................................. 26
         Section 6.12. Approvals............................................. 26
         Section 6.13. Affiliate Transactions................................ 26
         Section 6.14. Investment Company; Public Utility Holding Company.... 27
         Section 6.15. ERISA................................................. 27
         Section 6.16. Compliance with Laws.................................. 27
         Section 6.17. Other Agreements...................................... 27
         Section 6.18. No Default............................................ 28
         Section 6.19. Solvency.............................................. 28
         Section 6.20. Acquisition........................................... 28

SECTION 7. CONDITIONS PRECEDENT.............................................. 28
         Section 7.1. All Advances........................................... 28
         Section 7.2. Initial Advance........................................ 29

SECTION 8. COVENANTS......................................................... 30
         Section 8.1. Maintenance of Business................................ 31
         Section 8.2. Maintenance of Properties.............................. 31
         Section 8.3. Taxes and Assessments.................................. 31
         Section 8.4. Insurance.............................................. 31
         Section 8.5. Financial Reports...................................... 31
         Section 8.6. Inspection; Appraisals................................. 33
         Section 8.7. Tangible Net Worth..................................... 33
         Section 8.8. Leverage Ratio......................................... 34
         Section 8.9. Minimum Current Ratio.................................. 34
         Section 8.10. Fixed Charge Coverage Ratio........................... 34
         Section 8.11. Capital Expenditures.................................. 34
         Section 8.12. [Reserved]............................................ 35
         Section 8.13. Indebtedness for Borrowed Money....................... 35
         Section 8.14. Liens................................................. 35
         Section 8.15. Investments, Acquisitions, Loans, Advances and
                  Guaranties................................................. 36
         Section 8.16. Operating Leases...................................... 37
         Section 8.17. Mergers, Consolidations and Sales..................... 37
         Section 8.18. Maintenance of Subsidiaries........................... 38
         Section 8.19. Dividends and Certain Other Restricted Payments....... 38
         Section 8.20. Management Fees....................................... 38

         Section 8.21. ERISA................................................. 38
         Section 8.22. Compliance with Laws.................................. 38
         Section 8.23. Burdensome Contracts With Affiliates.................. 39
         Section 8.24. No Changes in Fiscal Year............................. 39
         Section 8.25. Formation of Subsidiaries............................. 39
         Section 8.26. Change in the Nature of Business...................... 39

SECTION 9. EVENTS OF DEFAULT AND REMEDIES.................................... 39
         Section 9.1. Events of Default...................................... 39
         Section 9.2. Non-Bankruptcy Defaults................................ 41
         Section 9.3. Bankruptcy Defaults.................................... 41
         Section 9.4. Collateral for Undrawn Letters of Credit............... 42

SECTION 10. FUNDING INDEMNIFY AND CHANGE IN
         CIRCUMSTANCES....................................................... 42
         Section 10.1. Change in Capital Adequacy Requirements............... 42
         Section 10.2. Change of Law......................................... 42
         Section 10.3. Unavailability of Deposits or Inability to Ascertain
                       Adjusted LIBOR........................................ 42
         Section 10.4. Taxes and Increased Costs............................. 43
         Section 10.5. Funding Indemnity..................................... 44
         Section 10.6. Lending Branch........................................ 44
         Section 10.7. Discretion of Bank as to Manner of Funding............ 44

SECTION 11. MISCELLANEOUS.................................................... 45
         Section 11.1. Non-Business Days..................................... 45
         Section 11.2. No Waiver, Cumulative Remedies........................ 45
         Section 11.3. Amendments, Etc. ..................................... 45
         Section 11.4. Costs and Expenses.................................... 45
         Section 11.5. Documentary Taxes..................................... 46
         Section 11.6. Survival of Representations........................... 46
         Section 11.7. Survival of Indemnities............................... 46
         Section 11.8. Notices............................................... 46
         Section 11.9. Participations........................................ 48
         Section 11.10. Construction......................................... 48
         Section 11.11. Headings............................................. 48
         Section 11.12. Severability of Provisions........................... 48
         Section 11.13. Counterparts......................................... 48
         Section 11.14. Binding Nature, Governing Law, Etc................... 48
         Section 11.15. Submission to Jurisdiction; Waiver of Jury Trial..... 49
         Section 11.16. Reaffirmation, Restatement and Waivers............... 49

SCHEDULES AND EXHIBITS

Schedule 1.3(a)            Letter of Credit Applications (Standby)
Schedule 1.3(b)            Letter of Credit Applications (Commercial)
Schedule 5.1               Reimbursable Intrepid Costs
Schedule 6.3               Subsidiaries
Schedule 6.6               Indebtedness for Borrowed Money of each
                           Borrower
Schedule 6.10              Litigation
Schedule 6.11              Taxes
Schedule 6.17              "Take-or-Pay" Contracts
Schedule 8.14(g)           Existing Liens

Exhibit A                  Form of Revolving Credit Note
Exhibit B-1                Form of Term Loan A Note
Exhibit B-2                Form of Term Loan B Note
Exhibit C                  Form of Borrowing Base Certificate
Exhibit D                  Form of Compliance Certificate
Exhibit E                  Form of Lockbox Agreement
Exhibit F                  Form of Intercompany Note

                      AMENDED AND RESTATED CREDIT AGREEMENT

LaSalle National Bank
135 South LaSalle Street
Chicago, Illinois  60603

Ladies and Gentlemen:

         Each of the undersigned, Health Valley Company, a Delaware corporation (the "Parent"), TBS Acquisition Corporation, a Delaware corporation ("Acquisition Corp."), and The Bread Shop, a California corporation ("Company") (the Parent, Acquisition Corp. and the Company being hereinafter referred to collectively as the "Borrowers" and individually as a "Borrower"), applies to you (the "Bank") for your commitment, subject to the terms and conditions hereof and on the basis of the representations and warranties hereinafter set forth,
(i) to amend and restate that certain Credit Agreement, dated as of June 28, 1996, between the Parent (both individually and as successor by merger with certain of its former subsidiaries) and the Bank (the "Original Credit Agreement") and (ii) to extend credit to the Borrowers under such agreement as amended and restated hereby, all as more fully hereinafter set forth.

SECTION 1. THE CREDITS.

         Section 1.1. Revolving Credit. Subject to the terms and conditions hereof, the Bank agrees to extend a revolving credit (the "Revolving Credit") to the Borrowers which may be availed of by each and any Borrower from time to time during the period from and including the date hereof to but not including the Revolving Credit Termination Date, at which time the commitment of the Bank to extend credit under the Revolving Credit shall expire. The Revolving Credit may be utilized by each and any Borrower in the form of Revolving Credit Loans and Letters of Credit, all as more fully hereinafter set forth, provided that the aggregate principal amount of Revolving Credit Loans and Letters of Credit outstanding at any one time shall not exceed the lesser of (i) $6,500,000 (the "Maximum Revolving Credit Commitment") and (ii) the Borrowing Base as then determined and computed. During the period from and including the date hereof to but not including the Revolving Credit Termination Date, each and any Borrower may use the Revolving Credit by borrowing, repaying and reborrowing Revolving Credit Loans in whole or in part and/or by having the Bank issue Letters of Credit, having such Letters of Credit expire or otherwise terminate without having been drawn upon or, if drawn upon, reimbursing the Bank for each such drawing, and having the Bank issue new Letters of Credit, all in accordance with the terms and conditions of this Agreement.

         Section 1.2. Revolving Credit Loans. Subject to the terms and conditions hereof, the Revolving Credit may be availed of by each and any Borrower in the form of loans (individually a "Revolving Credit Loan" and collectively the "Revolving Credit Loans"). Each Revolving Credit Loan shall be made against and evidenced by a single joint and several amended and restated promissory note of the Borrowers in the form (with appropriate insertions) attached hereto as Exhibit A (the "Revolving Credit Note") payable to the order of the Bank in the principal amount of the Maximum Revolving Credit Commitment. The Revolving Credit Note shall be dated the date of issuance thereof, be expressed to bear interest as set forth in Section 2 hereof, and be expressed to mature on the Revolving Credit Termination Date. Without regard to the principal amount of the Revolving Credit Note stated on its face, the actual principal amount at any time outstanding and owing by the Borrowers on account of the Revolving Credit Note shall be the sum of all Revolving Credit Loans made hereunder less all payments of principal actually received by the Bank.

         Section 1.3. Letters of Credit. (a) General Terms. Subject to the terms and conditions hereof, the Revolving Credit may be availed of by each and any Borrower in the form of standby and commercial letters of credit issued by the Bank for the account of a Borrower, whether or not jointly with any other Borrower (individually a "Letter of Credit" and collectively the "Letters of Credit"), provided that the aggregate amount of Letters of Credit issued and outstanding hereunder shall not at any one time exceed $2,300,000. For purposes of this Agreement, a Letter of Credit shall be deemed to have a principal amount outstanding as of any time in an amount equal to the maximum amount which could be drawn thereunder under any circumstances and over any period of time plus any unreimbursed drawings then outstanding with respect thereto. If and to the extent any Letter of Credit expires or otherwise terminates without having been drawn upon, the availability under the Revolving Credit shall to such extent be reinstated.

                  (b) Term. Each Letter of Credit issued hereunder shall expire not later than the earlier of (i) twelve (12) months from the date of issuance (or be cancelable not later than twelve (12) months from the date of issuance and each renewal) or (ii) the Revolving Credit Termination Date.

                  (c) General Characteristics. Each Letter of Credit issued hereunder shall be payable in U.S. dollars, conform to the general requirements of the Bank for the issuance of standby and commercial letters of credit, as the case may be, as to form and substance, and be a letter of credit which the Bank may lawfully issue.

                  (d) Applications. At the time a Borrower requests each Letter of Credit to be issued (or prior to the first issuance of a Letter of Credit in the case of a continuing application), the Borrowers shall together execute and deliver to the Bank an application for such Letter of Credit in the form then customarily prescribed by the Bank (individually an "Application" and collectively the "Applications"). The current form of the Bank's Applications are attached as Schedule 1.3(a) (Standby) and Schedule 1.3(b) (Commercial) hereto. Subject to the other provisions of this subsection, the obligation of the Borrowers to reimburse the Bank for drawings under a Letter of Credit shall be absolutely and unconditionally joint and several and otherwise governed by the Application for such Letter of Credit. In the event a drawing is paid on a Letter of Credit and the Parent has not notified the Bank by 2:00 p.m. (Chicago time) on the date when such drawing is paid that the Parent intends to repay such reimbursement obligation with funds not borrowed under this Agreement, the Parent shall be deemed to have irrevocably requested a Revolving Credit Loan on such day in the amount of the reimbursement obligation then due, in each case subject to Section 7.1 hereof (other than the requirement that Revolving Credit Loans be in a certain minimum amount), which new Revolving Credit Loan shall be applied to pay the reimbursement obligation then due. In the event the Bank is not reimbursed by the Borrowers (whether out of the proceeds of such a Revolving Credit Loan or otherwise) for the amount the Bank pays on any draft drawn under a Letter of Credit issued hereunder by 3:00 p.m. (Chicago time) on the date when such drawing is paid, the obligation of the Borrowers to reimburse the Bank for the amount of such draft paid shall bear interest (which the Borrowers hereby jointly and severally promise to pay on demand) from and after the date the draft is paid until payment in full thereof at the fluctuating rate per annum determined by adding to the Prime Rate as from time to time in effect. Anything contained in the Applications to the contrary notwithstanding, (i) the Borrowers shall pay fees in connection with each Letter of Credit as set forth in Section 2 hereof, (ii) except as otherwise provided in Sections 3 and 4 hereof, prior to the occurrence of an Event of Default the Bank will not call for additional collateral security for the obligations of the Borrowers under the Applications other than the collateral security contemplated by this Agreement and the Collateral Documents and collateral security consisting of rights in goods (or documents of title evidencing the same) financed under such Applications, and
(iii) except as otherwise provided in Sections 3 and 4 hereof, prior to the occurrence of an Event of Default the Bank will not call for the funding of a Letter of Credit by the Borrowers prior to being presented with a draft drawn thereunder (or, in the event the draft is a time draft, prior to its due date).

         Section 1.4. Term Loans. (a) The Bank has heretofore made a loan ("Term Loan A") to the Parent on June 28, 1996 in the amount of $12,000,000. The Term Loan A was made against and evidenced by a single joint and several promissory note of the Parent and certain of its former subsidiaries payable to the order of the Bank in the principal amount of $12,000,000 which, concurrent with execution and delivery of this Agreement, is being amended and restated in its entirety, in the form (with appropriate insertions) attached hereto as Exhibit B-1 (the "The Loan A Note"), for execution by each of the Borrowers. The Term Loan A Note shall be dated the date of issuance thereof, be expressed to bear interest as set forth in Section 2 hereof, and be expressed to mature in quarterly principal installments as therein provided.

                  (b) Subject to the terms and conditions hereof, the Bank agrees to make loans (the "Term Loan B", and, together with the Term Loan A, the "Term Loans") to the Borrowers in the amount of $6,500,000 on or before October 31, 1996, at which time the commitment of the Bank to make the Term Loan B shall expire. The Term Loan B shall be made against and evidenced by a single joint and several promissory note of the Borrowers in the form (with appropriate insertions) attached hereto as Exhibit B-2 (the "Term Loan B Note", and, together with the Term Loan A Note, the "Term Notes") payable to the order of the Bank in the principal amount of $6,500,000. The Term Loan B Note shall be dated the date of issuance thereof, be expressed to bear interest as set forth in Section 2 hereof, and be expressed to mature in quarterly principal installments as therein provided.

         Section 1.5. Manner and Disbursement of Loans. (a) The Parent (which is acting on behalf of the Borrowers pursuant to Section 1.6 hereof) shall give written or telephonic notice to the Bank (which notice shall be irrevocable once given) by no later than 2:00 p.m. (Chicago time) on the date the Parent requests the Bank to make a Loan hereunder. Each such notice shall specify the date of the Loan requested (which must be a Business Day), the amount of such Loan and the relevant Borrower for such Loan. All Loans shall initially be made directly to the Parent and the proceeds thereof shall, to the extent specified in the related notice, be loaned by the Parent to the Company and/or Acquisition Corp., as the case may be, in the amounts specified in the related notice. All such loans from the Parent to the Company or Acquisition Corp. shall be evidenced by a revolving promissory note, jointly and severally made by the Company and Acquisition Corp., in the form of Exhibit F hereto (an "Intercompany Note"), which shall be pledged to the Bank as security for the obligations of the Borrowers hereunder. The amounts of the loans from the Parent to the Company and Acquisition Corp. shall be set forth in the related notice of borrowing and each such notice shall constitute authorization by the Parent, the Company and Acquisition Corp. to the Bank to note the amount of such loan from the Parent to the Company or Acquisition Corp. on the Intercompany Note. Each Loan to the Parent shall initially constitute part of the applicable Prime Rate Portion except to the extent the Parent has otherwise timely elected that such Loan constitute part of a LIBOR Portion as provided in Section 2 hereof. The Borrowers agree that the Bank may rely upon any written or telephonic notice given by any person the Bank in good faith believes is an Authorized Representative without the necessity of independent investigation.

         (b) Subject to the provisions of Section 7 hereof, the proceeds of each Loan made under Section 1.5(a) hereof shall be made available to the Parent at the principal office of the Bank in Chicago, Illinois, in immediately available funds, in the case of the initial Loans made hereunder, in accordance with the terms of the written disbursement instructions of the Parent (which is acting on behalf of the Borrowers pursuant to Section 1.6 hereof), and, in the case of each subsequent Loan, by deposit to the Parent's general account with the Bank known as Account Number 5590006408.

         Section 1.6. Appointment of Parent as Agent for the Borrowers. Each of the other Borrowers hereby irrevocably appoints the Parent as its agent hereunder to make requests on its behalf under Section 1 hereof for Loans to be made to the Parent for its benefit, to select on its behalf the interest rate to be applicable under Section 2 hereof to Portions of Loans made to the Parent for its benefit and to take any other action contemplated by the Loan Documents with respect to credit extended hereunder to or for the such Borrower's benefit. The Bank shall be entitled to conclusively presume that any action by the Parent under the Loan Documents is taken on behalf of the Borrowers whether or not the Parent so indicates. Nothing in this Section 1.6 shall preclude a Borrower from acting on its own behalf.

SECTION 2. INTEREST, FEES, CAPITAL ADEQUACY, TERM AND TERMINATION.

Section 2.1. Interest Rate Options.

                  (a) Subject to all of the terms and conditions of this Section 2, portions of the principal indebtedness evidenced by the Notes (all of the indebtedness evidenced by a given Note bearing interest at the same rate for the same period of time being hereinafter referred to as a "Portion") may, at the option of the Parent, bear interest with reference to the Prime Rate (the "Prime Rate Portion") or with reference to an Adjusted LIBOR ("LIBOR Portions"), and Portions may be converted from time to time from one basis to the other. All of the indebtedness evidenced by a given Note which is not part of a LIBOR Portion shall constitute a single Prime Rate Portion of such Note. All of the indebtedness evidenced by a given Note which bears interest with reference to a particular Adjusted LIBOR for a particular Interest Period shall constitute a single LIBOR Portion of such Note. There shall not be more than five (5) LIBOR Portions applicable to the Notes, taken together, outstanding at any one time.

Anything contained herein to the contrary notwithstanding, the obligation of the Bank to create, continue or effect by conversion any LIBOR Portion shall be conditioned upon the fact that at the time no Event of Default shall have occurred and be continuing. The Borrowers hereby jointly and severally promise to pay interest on each Portion at the rates and times specified in this Section 2.

                  (b) Prime Rate Portion. The Prime Rate Portion of either Note shall bear interest at the rate per annum determined by adding the Applicable Margin to the Prime Rate as in effect from time to time, provided that if the Prime Rate Portion or any part thereof is not paid when due (whether by lapse of time, acceleration or otherwise) such Portion to the extent overdue shall bear interest, whether before or after judgment, until payment in full thereof at the rate per annum determined by adding 2% to the interest rate which would otherwise be applicable thereto from time to time. Interest on the Prime Rate Portion shall be payable quarterly in arrears on the last day of each September, December, March and June in each year (commencing with the last day of December, 1996) and at maturity of the applicable Note and interest after maturity (whether by lapse of time, acceleration or otherwise) shall be due and payable upon demand. Any change in the interest rate on the Prime Rate Portion resulting from a change in the Prime Rate shall be effective on the date of the relevant change in the Prime Rate.

                  (c) LIBOR Portions. Each LIBOR Portion shall bear interest for each Interest Period selected therefor at a rate per annum determined by adding the Applicable Margin to the Adjusted LIBOR for such Interest Period, provided that if any LIBOR Portion is not paid when due (whether by lapse of time, acceleration or otherwise) such Portion to the extent overdue shall bear interest, whether before or after judgment, until payment in full thereof through the end of the Interest Period then applicable thereto at the rate per annum determined by adding 2% to the interest rate which would otherwise be applicable thereto, and effective at the end of such Interest Period such LIBOR Portion shall automatically be converted into and added to the Prime Rate Portion and shall thereafter bear interest at the interest rate applicable to the Prime Rate Portion after default. Interest on each LIBOR Portion shall be due and payable on the last day of each Interest Period applicable thereto and, with respect to any Interest Period applicable to a LIBOR Portion in excess of 3 months, on the date occurring every 3 months after the date such Interest Period began and at the end of such Interest Period, and interest after maturity (whether by lapse of time, acceleration or otherwise) shall be due and payable upon demand. The Parent shall notify the Bank on or before 2:00 p.m. (Chicago time) on the third Business Day preceding the end of an Interest Period applicable to a LIBOR Portion whether such LIBOR Portion is to continue as a LIBOR Portion, in which event the Parent shall notify the Bank of the new Interest Period selected therefor, and in the event the Parent shall fail to so notify the Bank, such LIBOR Portion shall automatically be converted into and added to the Prime Rate Portion of the applicable Note as of and on the last day of such Interest Period.

         Section 2.2. Minimum Amounts. Each LIBOR Portion shall be in an amount equal to $1,000,000 or such greater amount which is an integral multiple of $100,000. The aggregate principal amount of LIBOR Portions outstanding at any one time shall in no event exceed $25,000,000 or such greater amount to which the Parent and the Bank shall mutually agree in writing.

         Section 2.3. Manner of Rate Selection. The Parent (which is acting on behalf of the Borrowers pursuant to Section 1.6 hereof) shall notify the Bank by
(i) 2:00 p.m. (Chicago time) at least 3 Business Days prior to the date upon which a Borrower requests that any LIBOR Portion be created or that any part of the Prime Rate Portion be converted to a LIBOR Portion or that any existing LIBOR Portion be continued into a new Interest Period (each such notice to specify in each instance the amount thereof and the Interest Period selected therefor). If any request is made to convert a LIBOR Portion into another type of Portion available hereunder, such conversion shall only be made so as to become effective as of the last day of the Interest Period applicable thereto. All requests for the creation, continuance and conversion of Portions under this Agreement shall be irrevocable. Such requests may be written or oral and the Bank is hereby authorized to honor telephonic requests for creations, continuances and conversions received by it from any person the Bank in good faith believes to be an Authorized Representative without the need of independent investigation.

         Section 2.4. Facility Fee. The Borrowers shall pay to the Bank on the date hereof a non-refundable facility fee in the amount of $100,000.

         Section 2.5. Unused Line Fee. For the period from and including the date hereof to but not including the Revolving Credit Termination Date, the Borrowers shall pay to the Bank a fee at the rate of 3/8 of 1% per annum on the average daily unused portion of the Revolving Credit Commitment. Such fee shall be payable quarterly in arrears on the last day of each September, December, March and June in each year (commencing December 31, 1996) and on the Revolving Credit Termination Date.

         Section 2.6. Letter of Credit Fees. On the date of issuance of each standby Letter of Credit, and as a condition thereto, the Borrowers shall pay to the Bank a letter of credit fee computed at the rate of 1% per annum on the face amount of each standby Letter of Credit. Commercial Letters of Credit will be priced in accordance with the Bank's standard pricing for commercial letters of credit in effect from time to time. In addition to the letter of credit fee called for above, the Borrowers further agree to pay to the Bank such processing and transaction fees and charges as the Bank from time to time customarily imposes in connection with any amendment, cancellation, negotiation and/or payment of letters of credit and drafts drawn thereunder.

         Section 2.7. Computation of Interest and Fees. All interest on the Loans and on the reimbursement obligations with respect to all Applications and (to the extent calculated based on days elapsed) all fees due hereunder shall be calculated on the basis of a year of 360 days for the actual number of days elapsed. Any change in the interest rate applicable to the Obligations resulting from a change in the Prime Rate shall be effective on the date of the relevant change in the Prime Rate.

         Section 2.8. Term and Termination. (a) The term of the Revolving Credit shall be from the date hereof through June 30, 1999. In addition, the Parent (which is acting on behalf of the Borrowers pursuant to Section 1.6 hereof) may also terminate the Revolving Credit in whole (but not in part) at any time upon at least three days' prior written notice to the Bank and upon (i) the payment in full of all outstanding Obligations (including, without limitation, the outstanding principal balance of the Revolving Credit Note and the Term Notes), together with all accrued and unpaid interest thereon, (ii) the payment of any accrued and unpaid unused line fees to the date of termination, and (iii) the expiration or termination of all Letters of Credit and, to the extent any such Letter of Credit has not expired in accordance with its terms or otherwise been terminated to the satisfaction of the Bank, accompanied by cash collateral and in an amount equal to the then outstanding principal amount of all such Letters of Credit which shall bear interest for the account of the Borrowers at the per annum rate paid from time to time by the Bank on money market accounts maintained with the Bank.

                  (b) The term of the Term Loan A shall be from June 28, 1996 through but excluding June 30, 2003.

                  (c) The term of the Term Loan B shall be from the date hereof through but excluding October 31, 2002.

SECTION 3. APPLICATION OF PAYMENTS AND COLLECTIONS, PREPAYMENTS, COMPUTATION OF
           OBLIGATIONS OUTSTANDING, AND NOTATIONS.

         Section 3.1. Place and Application of Payments and Collections. (a) All payments of principal, interest, fees and all other obligations payable hereunder and under the other Loan Documents shall be made to the Bank at its office at 135 South LaSalle Street, Chicago, Illinois (or at such other place as the Bank may specify in writing). All such payments shall be made (by wire transfer or otherwise) in lawful money of the United States of America, in immediately available funds at the place of payment, without set-off or counterclaim and without reduction for, and free from, any and all present or future taxes, levies, imposts, duties, fees, charges, deductions, withholdings, restrictions or conditions of any nature imposed by any government or any political subdivision or taxing authority thereof (but excluding any taxes imposed on or measured by the net income of the Bank). Unless the Parent otherwise directs, principal payments on a Note shall be applied first to the Prime Rate Portion of such Note until payment in full thereof, with any balance applied, subject to the last sentence of this Section 3.1(a), to the LIBOR Portions of such Note in the order in which their Interest Periods expire. All payments on any Note (whether voluntary or required) shall be accompanied by any amount due the Bank under Section 10.5 hereof, but no acceptance of such a payment without requiring payment of amounts due under Section 10.5 shall preclude a later demand by the Bank for any amount due it under Section 10.5 in respect of such payment. Any amount paid or prepaid on the Revolving Credit Note may, subject to all of the terms and conditions hereof, be borrowed, repaid and borrowed again. No amount paid or prepaid on any Term Note may be reborrowed. Unless expressly set forth otherwise herein, all prepayments on the Term Notes shall be applied to the several installments thereof in the direct order of maturity.

                  (b) All payments made by the Borrowers and all proceeds of Collateral shall, upon receipt by the Bank, be applied by the Bank to the Obligations then due and payable. Prior to the occurrence of an Event of Default, except as otherwise specifically provided for herein or directed by the Parent, all payments made by the Parent shall be applied by the Bank against the outstanding Obligations as follows:

                  (i) first, to any outstanding fees, charges and expenses then due the Bank (provided the Bank has first notified the Borrower of such fee, charge or expense and the Borrower has failed to pay the same as and when required hereunder);

                  (ii) second, to outstanding interest charges then scheduled as due in respect of the Obligations;

                  (iii) third, to the extent that such payment is being made pursuant to Section 3.2(c) and the aggregate amount of all such payments since the date hereof is less than $2,000,000, to the outstanding principal balance then scheduled as due in respect of Term Loan B, to be applied one-half in the inverse order of maturity (subject to an aggregate of $1,000,000 so applied) and one-half in the order of maturity;

                  (iv) fourth, pro rata to the outstanding principal balance then scheduled as due in respect of the Term Loans;

                  (v) fifth, to the outstanding principal balance of the Revolving Credit Loans and reimbursement obligations in respect of drafts drawn under Letters of Credit;

                  (vi) finally, to the Parent for use in the ordinary course of the Borrowers' respective business (the Borrowers each hereby agreeing that they shall have no recourse against the Bank for any amounts so remitted to the Parent).

Except as otherwise specifically provided for herein (i) each Borrower hereby irrevocably waives the right to direct the application of payments and collections at any time received by the Bank from or on behalf of any Borrower, and (ii) each Borrower hereby irrevocably agrees that the Bank shall have the continuing exclusive right to apply and reapply any and all such payments and collections received at any time by the Bank against the Obligations in such manner as the Bank may deem advisable; provided that the Bank shall only exercise such rights from and after the occurrence of an Event of Default or a Default arising from any of the events described in Section 9.1(1) or 9.1(m).

                  (c) Each Borrower hereby irrevocably authorizes the Bank to charge any of a Borrower's deposit accounts maintained with the Bank for the amounts from time to time necessary to pay any then due Obligations which have remained unpaid after expiration of any grace period expressly applicable thereto or any acceleration of the Loans in accordance with Section 9.2 or 9.3 hereof; provided that each Borrower acknowledges and agrees that the Bank shall be under no obligation to do so and the Bank shall incur no liability to the Borrowers or any other Person for the Bank's failure to do so; provided, further, that the Bank shall only exercise such rights from and after the occurrence of an Event of Default or a Default arising from any of the events described in Section 9.1(1) or 9.1(m).

         Section 3.2. Mandatory Prepayments. (a) Borrowing Base. The Borrowers covenant and agree that if at any time the sum of the then unpaid principal balance of the Revolving Credit Loans plus the then outstanding amount of Letters of Credit shall be in excess of the Borrowing Base as then determined and computed, the Borrowers shall immediately and without notice or demand pay over the amount of the excess to the Bank as and for a mandatory prepayment on such Obligations, with each such prepayment first to be applied to the Revolving Credit Loans until payment in full thereof with any remaining balance to be held by the Bank as collateral security for the Obligations owing under the Applications.

                  (b) Excess Cash Flow. No later than 120 days following the end of each fiscal year of the Parent (commencing with the fiscal year ending December 31, 1997), the Parent shall pay to the Bank as and for a mandatory prepayment on the Term Notes an amount equal to 50% of Excess Cash Flow for the then most recently completed fiscal year of the Parent (but in no event including for such purposes Excess Cash Flow for the period prior to the closing of the HVF Acquisition). Any such prepayment shall be applied pro rata to the outstanding principal balance of the Term Notes in the inverse order of the maturity of the remaining installments thereof (provided that if any such payment would be applied to a LIBOR Portion, such payment may, at the option of the Parent, be held in a cash collateral account with the Bank and invested at the direction and for the benefit of the Borrowers until the end of the applicable Interest Period and then applied as a prepayment hereunder). If at the time a prepayment is due under this Section 3.2(b), no amount is outstanding under either Term Note or the amount received is in excess of the amount necessary to prepay the Term Notes in full, then such prepayment or excess (as appropriate) shall be applied to the Revolving Credit Note (and subject to reborrowing in accordance with the Revolving Credit).

                  (c) Asset Sales. The Borrowers covenant and agree that all proceeds derived from the sale or disposition (whether voluntary or involuntary), or on account of damage or destruction, of Collateral consisting of real estate, furniture, fixtures, equipment or other assets of a Borrower, to the extent not permitted by Section 8.17, shall be paid over to the Bank as and for a mandatory prepayment on the Term Notes; provided, however, that if at the time of receipt no amount is outstanding under any Term Note or the amount received is in excess of the amount necessary to prepay the Term Notes in full, then such prepayment or excess (as appropriate) shall be applied to the Revolving Credit Note (and subject to reborrowing in accordance with the Revolving Credit), provided further that (i) the foregoing provision shall be inapplicable to proceeds received by the Bank under the Collateral Documents if and so long as the Parent has, pursuant to the Collateral Documents, requested that the same be held by the Bank and disbursed for the restoration, repair or replacement of the property in respect of which such proceeds were received and
(ii) no prepayment shall be required with respect to up to $150,000 of net proceeds (i.e., gross proceeds net of out-of-pocket expenses incurred in effecting the sale or other disposition) received in any calendar year from the sale or other disposition of personal property Collateral which is worn out, obsolete, or, in the good faith judgment of the Parent, no longer necessary to the efficient conduct of its business as then conducted.

         Section 3.3. Computation of Obligations Outstanding. For the purpose of calculating the aggregate principal balance of Obligations outstanding hereunder, Obligations shall be deemed to be paid on the date payments or collections, as the case may be, are applied by the Bank to such obligations; provided, however, for purposes of calculating interest payable by the Borrowers on the Loans and on any other interest-bearing Obligations under this Agreement, any payment or collection, as the case may be, other than payments directly to the Bank by federal wire transfer or by check drawn on an account with the Bank (which in each case shall be deemed applied on the date received), shall be deemed to be applied to the Loans or other interest-bearing Obligations two (2) Business Days after receipt of such payment or collection by the Bank. Notwithstanding the foregoing, if any item presented for collection by the Bank is not honored, the Bank may reverse any provisional credit which has been given for the item and make appropriate adjustments to the amount of interest and principal otherwise due hereunder.

         Section 3.4. Notations. Each Loan made against a Note, the status of all amounts evidenced by a Note as constituting part of the Prime Rate Portion or a LIBOR Portion, and, in the case of any LIBOR Portion, the rates of interest and Interest Periods applicable to such Portion shall be recorded by the Bank on its books and records or, at its option in any instance, endorsed on a schedule to the applicable Note and the unpaid principal balance and status, rates and Interest Periods so recorded or endorsed by the Bank shall be prima facie evidence in any court or other proceeding brought to enforce such Note of the principal amount remaining unpaid thereon, the status of the Loan or Loans evidenced thereby and the interest rates and Interest Periods applicable thereto; provided that the failure of the Bank to record any of the foregoing shall not limit or otherwise affect the obligation of the Borrowers to repay the principal amount of each Note together with accrued interest thereon and fees provided hereunder with respect thereto. Prior to any negotiation of a Note, the Bank shall record on a schedule thereto the status of all amounts evidenced thereby as constituting part of the Prime Rate Portion or a LIBOR Portion and, in the case of any LIBOR Portion, the rates of interest and the Interest Periods applicable thereto.

SECTION 4. COLLATERAL.

         Section 4.1. Collateral. The payment and performance of the Obligations shall at all times be secured by, among other things, (a) all of each Borrower's accounts, chattel paper, documents, instruments, general intangibles, inventory, equipment and certain other assets and property of such Borrower, in each case whether now owned or held or hereafter acquired or arising, pursuant to that certain Security Agreement, dated of even date herewith, from each Borrower, as the same may be amended, modified or supplemented from time to time (the "Security Agreement"), (b) all of the Parent's right, title and interest in the capital stock, Voting Stock and other equity interests of the Company and Acquisition Corp. and all of Acquisition Corp.'s right, title and interest in the capital stock, Voting Stock and other equity interests of the Company (collectively, the "Pledged Stock"), and all of the Parent's right, title and interest in the Intercompany Note, in each case whether now owned or held or hereafter acquired or arising, pursuant to the Security Agreement.

         Section 4.2. Lockbox Agreement. Within 30 days of the date hereof, each Borrower shall direct all of its Account Debtors to make all payments on the Accounts directly to a post office box (the "Lockbox") designated by, and under the exclusive control of, the Bank. Pursuant to that certain Lockbox Mail Collection Service Agreement dated as of the date hereof between the Borrower and the Bank (the "Lockbox Agreement"), in the form attached hereto as Exhibit E, each Borrower shall establish the Lockbox and an account (Account Number 5800040189; referred to herein as the "Lockbox Account") in such Borrower's name with the Bank into which all payments received in the Lockbox shall be deposited, and into which such Borrower will immediately deposit all payments made for Inventory or services and received by such Borrower in the identical form in which such payments were made, whether by cash or check. If a Borrower, an officer, director, employee or agent or subsidiary, parent or affiliate of such Borrower, or any other person acting for or in concert with such Borrower shall receive any monies, checks, notes, drafts or other payments relating to or as proceeds of Accounts or other Collateral, such Borrower and each such person shall receive all such items in trust for, and as the sole and exclusive property of, the Bank and, immediately upon receipt thereof, shall remit the same (or cause the same to be remitted) in kind to the Lockbox Account. Each Borrower agrees that all payments made to such Lockbox Account or otherwise received by the Bank in respect of the Accounts or as proceeds of other current asset Collateral, will be applied on account of the Revolving Loans and in respect of other Collateral will (except as otherwise provided in Sections 3.2(c)(i) and (ii) and Section 8.17 hereof) be applied to the Term Loans, in each case in accordance with the terms of this Agreement. Cash received on or before 2:00 p.m. on a Business Day into the Lockbox Account shall be applied to the Revolving Loans or the Term Loans, as the case may be, on the day of receipt. Checks and other non-cash payments received on or before 2:00 p.m. on a Business Day into the Lockbox Account shall be applied to the Revolving Loans or the Term Loans, as the case may be, on the second Business Day following receipt, so long as such checks have not been and other non-cash payments have not been rejected upon presentment by the Bank. Each Borrower jointly and severally agrees to pay all fees, costs and expenses which the Bank incurs in connection with opening and maintaining the Lockbox Account and depositing for collection by the Bank any check or other item of payment received by the Bank on account for the Obligations. All of such fees, costs and expenses shall continue as Obligations hereunder, shall be payable to the Bank by the Borrowers upon demand, and, from the date of demand until paid, shall bear interest at the highest rate then applicable to Revolving Loans hereunder. All checks, drafts, instruments and other items of payment of proceeds of Collateral shall be endorsed by the Borrowers to the Bank, and, if that endorsement of any such item shall not be made for any reason, the Bank is hereby irrevocably authorized, as the Borrowers' attorney and agent-in-fact, to endorse the same on the Borrowers' behalf. For the purposes of this paragraph, each of the Borrowers irrevocably hereby makes, constitutes and appoints the Bank (and all persons designated by the Bank for that purpose) as such Borrower's true and lawful attorney and agent-in-fact (i) to endorse such Borrower's name upon said items of payment and/or proceeds of Collateral and upon any Chattel Paper, document, instrument, invoice or similar document or agreement relating to any Account of such Borrower or goods pertaining thereto;
(ii) to take control in any manner of any item of payment or proceeds thereof; and (iii) at any time after the occurrence and during the continuance of an Event of Default, to have access to any lock box or postal box into which any of such Borrower's mail is deposited, and open and process all mail addressed to such Borrower and deposited therein. The foregoing appointment is coupled with an interest and is irrevocable until Obligations shall have been indefeasibly paid in full in cash. The Borrowers maintain a joint payroll account with Sanwa Bank (Account No. 2610-28398).

         Section 4.3. Further Assurances. Each Borrower covenants and agrees that it shall comply with all terms and conditions of each of the Collateral Documents and that it shall, at any time and from time to time as requested by the Bank, execute and deliver such further instruments and do such other acts as the Bank may deem reasonably necessary to provide for or protect or perfect the Lien of the Bank in the Collateral.

SECTION 5. DEFINITIONS; INTERPRETATION.

         Section 5.1. Definitions. The following terms when used herein shall have the following meanings:

         "Acquisition Corp." is defined in the introductory paragraph hereof.

         "Acquisitions" means collectively, the HVF Acquisition and the Bread Shop Acquisition.

         "Adjusted LIBOR" means a rate per annum determined by the Bank in accordance with the following formula:

                           Adjusted LIBOR =           LIBOR
                                             -----------------------
                                             100%-Reserve Percentage

         "Reserve Percentage" means, for the purpose of computing Adjusted LIBOR, the maximum rate of all reserve requirements (including, without limitation, any marginal, emergency, supplemental or other special reserves) imposed by the Board of Governors of the Federal Reserve System (or any successor) under Regulation D on Eurocurrency liabilities (as such term is defined in Regulation D) for the applicable Interest Period as of the first day of such Interest Period, but subject to any amendments to such reserve requirement by such Board or its successor, and taking into account any transitional adjustments thereto becoming effective during such Interest Period. For purposes of this definition, LIBOR Portions shall be deemed to be Eurocurrency liabilities as defined in Regulation D without benefit of or credit for prorations, exemptions or offsets under Regulation D. "LIBOR" means, for each Interest Period, (a) the LIBOR"Index Rate for such Interest Period, if such rate is available, and (b) if the LIBOR Index Rate cannot be determined, the arithmetic average of the rates of interest per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) at which deposits in U.S. Dollars in immediately available funds are offered to the Bank at 11:00 a.m. (London, England time) two (2) Business Days before the beginning of such Interest Period by three (3) or more major banks in the interbank eurodollar market selected by the Bank for a period equal to such Interest Period and in an amount equal or comparable to the applicable LIBOR Portion scheduled to be outstanding from the Bank during such Interest Period. "LIBOR Index Rate" means, for any Interest Period, the rate per annum (rounded upwards, if necessary, to the next higher one hundred-thousandth of a percentage point) for deposits in U.S. Dollars for a period equal to such Interest Period, which appears on the Telerate Page 3750 as of 11:00 a.m. (London, England time) on the day two (2) Business Days before the commencement of such Interest Period. "Telerate Page 3750" means the display designated as "Page 3750" on the Telerate Service (or such other page as may replace Page 3750 on that service or such other service as may be nominated by the British Bankers' Association as the information vendor for the purpose of displaying British Bankers' Association Interest Settlement Rates for U.S. Dollar deposits). Each determination of LIBOR made by the Bank shall be conclusive and binding absent manifest error.

         "Affiliate" means any Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, another Person. A Person shall be deemed to control another Person for purposes of this definition if such Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of the other Person, whether through the ownership of voting securities, common directors, trustees or officers, by contract or otherwise; provided that, in any event for purposes of this definition, any Person that owns, directly or indirectly, 10% or more of the securities having the ordinary voting power for the election of directors or governing body of a corporation or 10% or more of the partnership or other ownership interests of any other Person (other than as a limited partner of such other Person) will be deemed to control such corporation or other Person.

         "Agreement" means this Amended and Restated Credit Agreement, as the same may be further amended, modified or restated from time to time in accordance with the terms hereof.

         "Applicable Margin" means (a) in the case of a Prime Rate Portion, 0.25% per annum and (b) in the case of a LIBOR Portion, 2.5% per annum.

         "Application" is defined in Section 1.3 hereof.

         "Authorized Representative" means those persons shown on the list of officers provided by the Parent (which is acting on behalf of the Borrowers pursuant to Section 1.6 hereof) pursuant to Section 7.2(a) hereof, or on any update of any such list provided by the Parent to the Bank, or any further or different officer of the Parent so named by any Authorized Representative in a written notice to the Bank.

         "Bank" is defined in the introductory paragraph hereof.

         "Borrowers" is defined in the introductory paragraph hereof, with (i) the term "Borrowers" to mean the Borrowers, collectively, and, also, each individually, and (ii) all promises and covenants (including promises to pay) and representations and warranties of and by the Borrowers made in the Loan Documents or any instruments or documents delivered pursuant thereto to be and constitute the joint and several promises, covenants, representations and warranties of and by each and all of such corporations. The term "Borrower" appearing in such singular form shall be deemed a reference to any of the Borrowers unless the context in which such term is used shall otherwise require.

         "Borrowing Base" means, as of any time it is to be determined, the sum of:

                  (a) 80% of the then outstanding unpaid amount of Eligible Accounts less allowances for any and all returns, rebates, discounts, credits, allowances, finance charges and/or taxes of any nature at any time issued, owing, available to or claimed by Account Debtors, granted, outstanding or payable in connection with such Eligible Accounts at such time; plus

                  (b) the lesser of (i) $2,600,000 and (ii) 50% of the value (computed at the average cost method of inventory valuation or the then current method of inventory valuation applied by the Borrowers, in each case in accordance with GAAP and in any event resulting in a book carrying value equal to the lower of cost or market) of Eligible Inventory; minus

                  (c) the then outstanding aggregate amount, including, without limitation, any late payment fees or interest, of Grower Payables; minus

                  (d) without duplication, the aggregate reserve for unissued credits in respect of Accounts appearing on the books of the Borrowers; minus

                  (e) the accrued and unpaid rentals with respect to the Borrowers, leased real property;

provided that the Borrowing Base shall be computed only as against and on so much of such Collateral as is included on the certificates to be furnished from time to time by the Parent and the Borrowers pursuant to this Agreement and, if required by the Bank pursuant to any of the terms hereof or any Collateral Document, as verified by such other evidence required to be furnished to the Bank pursuant hereto or pursuant to any such Collateral Document.

         "Bread Shop Acquisition" means the acquisition by Acquisition Corp. of 100% of the Voting Stock of the Company pursuant to the Bread Shop Purchase Agreement and the immediately subsequent merger of Acquisition Corp. with and into the Company.

         "Bread Shop Purchase Agreement" means the Stock Purchase Agreement dated as of October 16, 1996 by and among Acquisition Corp. and the then current stockholders of the Company.

         "Business Day" means any day other than a Saturday or Sunday on which the Bank is not authorized or required to close in Chicago, Illinois and, when used with respect to LIBOR Portions, a day on which the Bank is also dealing in United States Dollar deposits in London, England.

         "Capital Lease" means any lease of Property which in accordance with GAAP is required to be capitalized on the balance sheet of the lessee.

         "Capitalized Lease Obligation" means the amount of the liability shown on the balance sheet of any Person in respect of a Capital Lease as determined in accordance with GAAP.

         Code" means the Internal Revenue Code of 1986, as amended, and any successor statute thereto.

         "Collateral" means all properties, rights, interests and privileges from time to time subject to the Liens granted to the Bank by the Collateral Documents.

         "Collateral Documents" means the Security Agreements, and all other mortgages, deeds of trust, security agreements, assignments, financing statements and other documents as shall from time to time secure the Obligations.

         "Company" is defined in the introductory paragraph hereof.

         "Controlled Group" means all members of a controlled group of corporations and all trades and businesses (whether or not incorporated) under common control which, together with the Parent or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code.

         "Current Ratio" shall mean the ratio of (i) consolidated current assets of the Parent and its Subsidiaries to (ii) consolidated current liabilities of the Parent and its Subsidiaries (including, for purposes of this definition, the outstanding amount of Revolving Loans and Letters of Credit).

         "Default" means any event or condition the occurrence of which would, with the passage of time or the giving of notice, or both, constitute an Event of Default.

         "EBITDA" means, with reference to any period, Net Income for such period plus all amounts deducted in arriving at such Net Income amount for (i) Interest Expense for such period, plus (ii) federal, state and local income taxes for such period, plus (iii) all amounts properly charged for depreciation of fixed assets and amortization of intangible assets and all other non-cash charges during such period on the books of the Parent and its Subsidiaries.

         "Eligible Accounts" means, with respect to the Accounts of each Borrower, each such Account with respect to which all representations and warranties set forth in the Collateral Documents are true and correct in all material respects and with respect to which each of the following criteria is satisfied:

                  (a) it arises out of the sale by such Borrower of finished goods inventory delivered to and accepted by, or out of the rendition by such Borrower of services fully performed by or on behalf of such Borrower and accepted by, the Account Debtor on such Account and such Account otherwise represents a final sale;

                  (b) the Account Debtor on such Account is located within the United States of America;

                  (c) it is the valid, binding and legally enforceable obligation of the Account Debtor obligated thereon and such Account Debtor is not (i) a Subsidiary or an Affiliate of the Parent, (ii) a shareholder, director, officer or employee of the Parent or any Subsidiary, (iii) the United States of America, or any state or political subdivision thereof, or any department, agency or instrumentality of any of the foregoing, unless the relevant Borrower has complied with the Assignment of Claims Act or any similar state or local statute, as the case may be, to the satisfaction of the Bank,
(iv) a debtor under any proceeding under the United States Bankruptcy Code, as amended, or any other comparable bankruptcy or insolvency law, or (v) an assignor for the benefit of creditors;

                  (d) it is not evidenced by an instrument or chattel paper unless the same has been endorsed and delivered to the Bank;

                  (e) it is an asset of such Borrower to which it has good and marketable title, is freely assignable, and is subject to a perfected, first priority Lien in favor of the Bank free and clear of any other Liens;

                  (f) it is not unpaid more than 90 days after the original invoice date (which must be not more than five (5) days subsequent to the shipment date or the date services were fully performed by the relevant Borrower);

                  (g) it is not owed by an Account Debtor who is obligated on accounts receivable owed to the Borrower more than 25% of the aggregate unpaid balance of which have been past due for longer than the relevant period specified in subsection (f) above unless the bank has approved the continued eligibility thereof; and

                  (h) it does not arise from a sale to an Account Debtor on a bill-and-hold, sale-on-approval or consignment basis.

         "Eligible Inventory" means all raw materials and finished goods Inventory of each Borrower (other than packaging, crating and supplies inventory and other than Inventory consisting of cookbooks) with respect to which all representations and warranties set forth in the Collateral Documents are true and correct in all material respects and with respect to which each of the following criteria is satisfied:

                  (a) it is an asset of such Borrower to which it has good and marketable title, is freely assignable, and is subject to a perfected, first priority Lien in favor of the Bank free and clear of any other Liens;

                  (b) it is located at the Borrowers' facilities specified on Schedule A to the Security Agreement or such other locations as are approved in writing by the Bank;

                  (c) it is not so identified to a contract to sell that it constitutes an account;

                  (d) it does not constitute parts or work-in-process Inventory (other than Inventory which has not to any degree been processed but which is awaiting processing);

                  (e) it is not a discontinued Inventory item that is no longer salable;

                  (f) it is not Inventory which is being produced or held for sale to (i) a Subsidiary or an Affiliate of the Parent, (ii) a shareholder, director, officer or employee of the Parent or any Subsidiary, (iii) the United States of America, or any state or political subdivision thereof, or any department, agency or instrumentality of any of the foregoing, (iv) a debtor under any proceeding under the United States Bankruptcy Code, as amended, or any other comparable bankruptcy or insolvency law, or (v) an assignor for the benefit of creditors;

                  (g) it is not obsolete or no longer salable and is of good and merchantable quality free from any defects which might adversely affect the market value thereof; and

                  (h) it is not being held by any third party processor, unless
(i) the Bank has a perfected, first priority Lien in such Inventory which has been acknowledged by such processor in a writing reasonably acceptable by the Bank, (ii) such processor has waived any and all lien rights which it may now or in the future have with respect to such Inventory, and (iii) such processor has agreed, for the benefit of the Bank, that such Inventory shall be clearly marked as being Inventory of the Borrowers and shall be segregated from other inventory and materials held from time to time by such processor; provided, that the aggregate amount of such Inventory included within the Borrowing Base because of the satisfaction of the foregoing conditions (i), (ii) and (iii) shall at no time exceed 20% of the Borrowing Base attributable to Eligible Inventory.

         "Environmental Laws" means all federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authorities, in each case relating to environmental, health, safety and land use matters.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute thereto.

         "Event of Default" means any event or condition identified as such in
Section 9.1 hereof.

         "Excess Cash Flow" shall mean for any fiscal year, the positive difference, if any, of (i) EBITDA for such fiscal year minus (ii) the sum of (A) Interest Expense paid for such fiscal year plus (B) federal, state and local income taxes for such fiscal year plus (C) capital expenditures for such fiscal year to the extent not financed with independent purchase money financing from sources other than the Bank plus (D) scheduled principal repayments of Indebtedness for Borrowed Money or Capital Lease obligations made during such fiscal year.

         "Fixed Charge Coverage Ratio" is defined in Section 8.10 hereof.

         "Fixed Charges" means, with reference to any period, the sum (without duplication) of (i) the aggregate amount of payments required to be made by the Parent and its Subsidiaries during such period in respect of principal on all Indebtedness for Borrowed Money (whether at maturity, as a result of mandatory sinking fund redemption, mandatory prepayment, acceleration or otherwise but excluding payments made or required to be made pursuant to Section 3.3(b) and voluntary prepayments), plus (ii) Interest Expense for such period, plus (iii) the aggregate amount of capital expenditures (as determined in accordance with GAAP) made or incurred by the Parent and its Subsidiaries during such period.

         "Frontenac" means Frontenac Company, an Illinois general partnership, and Frontenac VI Limited Partnership, a Delaware limited partnership.

         "GAAP" means generally accepted accounting principles as in effect from time to time, applied by the Parent and its Subsidiaries on a basis consistent with the preparation of the Parent's most recent financial statements furnished to the Bank pursuant to Section 6.6 hereof.

         "Governmental Authority" means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

         "Grower Payables" means, without duplication, all accounts payable for agricultural products of the Borrowers owed to the original producers of agricultural products and all account payables which are subject to the Perishable Agricultural Commodities Act (or any successor or supplementary statute).

         "HVF Acquisition" means the acquisition by the Parent of 100% of the Voting Stock of Health Valley Foods, Inc., a California corporation, and Health Valley Manufacturing Company, a California corporation, pursuant to the HVF Purchase Agreement.

         "HVF Purchase Agreement" means the Stock Purchase Agreement dated as of March 17, 1996 by and among the Parent and George Mateljan, Jr., as amended.

         "Indebtedness for Borrowed Money" means for any Person (without duplication) (i) all indebtedness created, assumed or incurred in any manner by such Person representing money borrowed (including by the issuance of debt securities), (ii) all indebtedness for the deferred purchase price of property or services (other than accrued expenses and trade accounts payable arising in the ordinary course of business which are not evidenced by a note or similar instrument), (iii) all indebtedness secured by any Lien upon Property of such Person, whether or not such Person has assumed or become liable for the payment of such indebtedness, (iv) all Capitalized Lease Obligations of such Person, and
(v) all obligations of such Person on or with respect to letters of credit, bankers' acceptances and other extensions of credit whether or not representing obligations for borrowed money.

         "Interest Expense" means, with reference to any period, the sum of all interest charges (including imputed interest charges with respect to Capitalized Lease Obligations and all amortization of debt discount and expense) of the Parent and its Subsidiaries for such period (net of interest income from investments permitted by Section 8.15) determined in accordance with GAAP.

         "Interest Period" means, with respect to any LIBOR Portion, the period commencing on, as the case may be, the creation, continuation or conversion date with respect to such LIBOR Portion and ending 1, 2, 3 or 6 months thereafter as selected by the Parent (which is acting on behalf of the Borrower pursuant to Section 1.6 hereof) in its notice as provided herein; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

                  (i) if any Interest Period would otherwise end on a day which is not a Business Day, that Interest Period shall be extended to the next succeeding Business Day, unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

                  (ii) no Interest Period may extend beyond the final maturity date of the relevant Note;

                  (iii) the interest rate to be applicable to each Portion for each Interest Period shall apply from and including the first day of such Interest Period to but excluding the last day thereof; and

                  (iv) no Interest Period may be selected if after giving effect thereto the Borrowers will be unable to make a principal payment scheduled to be made during such Interest Period without paying part of a LIBOR Portion on a date other than the last day of the Interest Period applicable thereto.

For purposes of determining an Interest Period, a month means a period starting on one day in a calendar month and ending on a numerically corresponding day in the next calendar month, provided, however, if an Interest Period begins on the last day of a month or if there is no numerically corresponding day in the month in which an Interest Period is to end, then such Interest Period shall end on the last Business Day of such month.

         "Intrepid" means Intrepid Food Holdings, Inc., a Delaware corporation.

         "Letter of Credit" is defined in Section 1.3 hereof.

         "LIBOR Portions" is defined in Section 2.1(a) hereof.

         "Lien" means any mortgage, lien, security interest, pledge, charge or encumbrance of any kind in respect of any Property, including the interests of a vendor or lessor under any conditional sale, Capital Lease or other title retention arrangement.

         "Loans" means and includes the Revolving Credit Loans and the Term
Loans.

         "Loan Documents" means this Agreement, the Notes, the Applications, the Lockbox Agreement and the Collateral Documents.

         "Management Fees" shall mean all fees, charges and other amounts due and to become due to Frontenac and/or other investors in Intrepid and its Affiliates in consideration for, directly or indirectly, administrative, accounting, management, financial, consulting, board representation or similar services; provided, however, that Management Fees shall in no event mean or include amounts paid to Intrepid ("Reimbursable Intrepid Expenses") in reimbursement of its costs and expenses (including salaries and general administrative and overhead costs and expenses) or costs and expenses incurred in connection with the Acquisitions, in each case as identified on Schedule 5.1 hereto (the payment of Reimbursable Intrepid Costs not being restricted by this Agreement).

         "Material Adverse Effect" means (i) a material adverse effect on the financial condition, material Properties, or operations of the Parent, any Borrower or any other Subsidiary, taken as a whole, (ii) the impairment of the ability of the Parent or any Borrower in any material respect to perform its material obligations under any Loan Document to which it is a party, or

(iii) the impairment in any material respect of (A) the validity or enforceability of any Loan Document of the ability of the Bank to enforce or collect any of the Loans or (B) the Bank's first priority lien on the Collateral. In determining whether any individual event would result in a Material Adverse Effect, notwithstanding that such event does not itself have such effect, a Material Adverse Effect shall be deemed to have occurred if the cumulative effect of such event and all other then existing events would result in a Material Adverse Effect.

         "Maximum Revolving Credit Commitment" is defined in Section 1.1 hereof.

         "Net Income" means, with reference to any period, the net income (or net loss) of the Parent and its Subsidiaries for such period as computed on a consolidated basis in accordance with GAAP.

         "Notes" means and includes the Revolving Credit Note and the Term
Notes.

         "Obligations" means all obligations of the Borrowers and any and all of them to pay principal and interest on the Loans, all reimbursement obligations owing under the Letters of Credit or the Applications, all fees and charges payable hereunder, and all other liabilities and obligations of any Borrower to the Bank, howsoever created, arising or evidenced, and howsoever owned, held or acquired, whether now or hereafter existing, whether now due or to become due, direct or indirect, absolute or contingent, and whether several, joint or joint and several.

         "Original Credit Agreement" is defined in the introductory paragraph hereof.

         "PBGC" means the Pension Benefit Guaranty Corporation or any Person succeeding to any or all of its functions under ERISA.

         "Person" means an individual, partnership, limited liability company, corporation, association, trust, unincorporated organization or any other entity or organization, including a government or agency or political subdivision thereof.

         "Plan" means any employee pension benefit plan covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code that either (i) is maintained by a member of the Controlled Group for employees of a member of the Controlled Group or (ii) is maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which a member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions.

         "Pledged Stock" is defined in Section 4.1 hereof.

         "Portion" is defined in Section 2.1(a) hereof.

         "Prime Rate" means the rate per annum in effect from time to time as set by the Bank and called its "prime rate"; it being understood that the "prime rate" may not necessarily be the lowest rate of interest which the Bank from time to time charges its customers. The effective date of any change in the Prime Rate shall for purposes hereof be the date the rate is changed by the Bank. The Bank shall not be obligated to give notice of any change in the Prime Rate.

         "Prime Rate Portion" is defined in Section 2.1(a) hereof.

         "Property" means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

         "Revolving Credit" is defined in Section 1.1 hereof.

         "Revolving Credit Loan" is defined in Section 1.2 hereof.

         "Revolving Credit Note" is defined in Section 1.2 hereof.

         "Revolving Credit Termination Date" means June 30, 1999, or such earlier date on which the Revolving Credit is terminated in whole pursuant to
Section 2.8, 9.2 or 9.3 hereof.

         "Security Agreement" is defined in Section 4.1 hereof.

         "Solvent", as to any Person on a particular date, shall mean that on such date (i) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (ii) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liabilities of such Person on its debts as they become absolute and matured, (iii) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (iv) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay as such debts and liabilities mature, and (v) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged. In computing the amount of any contingent liability at any time, it is intended that such liability will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

         "Subordinated Indebtedness" means any Indebtedness for Borrowed Money which is subordinated in right of payment to the prior payment of the Loans and the other Obligations, pursuant to subordination provisions approved in writing by the Bank and is otherwise pursuant to documentation, is an amount, and containing interest rates, payment terms, maturities, amortization schedules, covenants, defaults, remedies and other material terms in form and substance reasonably satisfactory to the Bank.

         "Subsidiary" means any corporation or other Person more than 50% of the outstanding ordinary voting shares, Voting Stock or other equity interests of which is at the time directly or indirectly owned by the Parent, by one or more of its Subsidiaries, or by the Parent and one or more of its Subsidiaries.

         "Tangible Net Worth" means, as of any time the same is to be determined, the total shareholders' equity (including capital stock, additional paid-in-capital and retained earnings after deducting treasury stock, but excluding minority interests in Subsidiaries) plus Subordinated Indebtedness which would appear on the balance sheet of the Parent and its Subsidiaries determined on a consolidated basis in accordance with GAAP, subject, however, to the following restrictions and limitations: there shall be excluded from the determination of total assets (i) all assets which would be classified as intangible assets under GAAP, including, without limitation, goodwill, patents, trademarks, trade names, copyrights, franchises and deferred charges (including, without limitation, unamortized debt discount and expense, organization costs and deferred research and development expense) and similar assets, (ii) the write-up of assets above cost (except as permitted under GAAP in connection with the Acquisitions) and (iii) any amounts due from any shareholders, affiliates, officers or employees of any Borrower.

         "Term Loan A Termination Date" means June 30, 2003, or such earlier date on which the Term Loan A is accelerated pursuant to Section 9.2 or 9.3 hereof.

         "Term Loan B Termination Date" means October 31, 2002, or such earlier date on which the Term Loan B is accelerated pursuant to Section 9.2 or 9.3 hereof.

         "Term Loan A Note" is defined in Section 1.4(a) hereof.

         "Term Loan B Note" is defined in Section 1.4(b) hereof.

         "Term Loan A" is defined in Section 1.4(a) hereof.

         "Term Loan B" is defined in Section 1.4(b) hereof.

         "Term Loans" is defined in Section 1.4(b) hereof.

         "Term Notes" is defined in Section 1.4(b) hereof.

         "Total Liabilities" means, as of any time the same is to be determined, the aggregate of all indebtedness, obligations, liabilities, reserves and any other items which would be listed as a liability on a balance sheet of the Parent and its Subsidiaries determined on a consolidated basis in accordance with GAAP.

         "UCC" means the Uniform Commercial Code in effect in Illinois from time to time.

         "Unfunded Vested Liabilities" means, for any Plan at any time, the amount (if any) by which the present value of all vested nonforfeitable accrued benefits under such Plan exceeds the fair market value of all Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the Controlled Group to the PBGC or the Plan under Title IV of ERISA.

         "Voting Stock" of any Person means capital stock of any class or classes or other equity interests (however designated) having ordinary voting power for the election of directors or similar governing body of such Person, other than stock or other equity interests having such power only by reason of the happening of a contingency.

         "Welfare Plan" means a "welfare plan" as defined in Section 3(l) of ERISA.

         "Wholly-Owned Subsidiary" means a Subsidiary of which all of the issued and outstanding shares of capital stock (other than directors' qualifying shares as required by law), Voting Stock or other equity interests are owned by the Parent and/or one or more Wholly-Owned Subsidiaries within the meaning of this definition.

         Section 5.2. Other Definitions. Capitalized words and phrases used herein and not otherwise defined herein shall have the respective meanings assigned to such terms as of the date hereof in the UCC, or as the context may otherwise require.

         Section 5.3. Interpretation. The foregoing definitions are equally applicable to both the singular and plural forms of the terms defined. The words "hereof", "herein", and "hereunder" and words of like import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All references to time of day herein are references to Chicago, Illinois time unless otherwise specifically provided. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, it shall be done in accordance with GAAP except where such principles are inconsistent with the specific provisions of this Agreement. The foregoing to the contrary notwithstanding, the Parent may submit financial reports under Section 8.5 hereof prepared on the basis of generally accepted accounting principles as in effect on the date thereof and for the periods covered thereby if it accompanies each such financial report with a statement in reasonable detail reconciling the impact of any changes in generally accepting accounting principles on such financial reports.

         Section 5.4. Change in Accounting Principles. If, after the date of this Agreement, there shall occur any change in generally accepted accounting principles from those used in the preparation of the financial statements referred to in Section 6.6 hereof and such change shall result in a change in the method of calculation of any financial covenant, standard or term found in this Agreement, either the Parent or the Bank may by notice to the Bank and the Parent, respectively, require that the Bank and the Borrowers negotiate in good faith to amend such covenant, standard and term so as equitably to reflect such change in accounting principles, with the desired result being that the criteria for evaluating the financial condition of the Parent and its Subsidiaries shall be the same as if such change had not been made. No delay by the Parent or the Bank in requiring such negotiation shall limit their right to so require such a negotiation at any time after such a change in accounting principles. Without limiting the generality of the foregoing, the Parent shall neither be deemed to be in compliance with any financial covenant hereunder nor out of compliance with any financial covenant hereunder if such state of compliance or noncompliance, as the case may be, would not exist but for the occurrence of a change in accounting principles after the date hereof.

SECTION 6. REPRESENTATIONS AND WARRANTIES.

         Each of the Borrowers jointly and severally represents and warrants to the Bank as follows:

         Section 6.1. Borrowers' Organization and Qualification. Each Borrower is duly organized, validly existing and in good standing as a corporation under the laws of the State of California or Delaware, as the case may be, has full and adequate corporate power to own its Property and conduct its business as now conducted, and is duly licensed or qualified and in good standing in each jurisdiction in which the nature of the business conducted by it or the nature of the Property owned or leased by it requires such licensing or qualifying and the failure to so qualify would have a Material Adverse Effect.

         Section 6.2. Parent's Organization and Qualification. The Parent is duly organized, validly existing and in good standing as a corporation under the laws of the State of Delaware, has full and adequate corporate power to own its Property and conduct its business as now conducted, and is duly licensed or qualified and in good standing in each jurisdiction in which the nature of the business conducted by it or the nature of the Property owned or leased by it requires such licensing or qualifying and the failure to so qualify would have a Material Adverse Effect.

         Section 6.3. Subsidiaries. Each Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated or organized, as the case may be, has full and adequate power to own its Property and conduct its business as now conducted, and is duly licensed or qualified and in good standing in each jurisdiction in which the nature of the business conducted by it or the nature of the Property owned or leased by it requires such licensing or qualifying and the failure to so qualify would have a Material Adverse Effect. Schedule 6.3 hereto identifies each Subsidiary, the jurisdiction of its incorporation or organization, as the case may be, the percentage of issued and outstanding shares of each class of its capital stock or other equity interests owned by the Parent and the Subsidiaries and, if such percentage is not 100% (excluding directors' qualifying shares as required by law), a description of each class of its authorized capital stock and other equity interests and the number of shares of each class issued and outstanding. All of the outstanding shares of capital stock and other equity interests of each Subsidiary are validly issued and outstanding and fully paid and nonassessable and all such shares and other equity interests indicated on
Schedule 6.3 as owned by the Parent or a Subsidiary are owned, beneficially and of record, by the Parent or such Subsidiary free and clear of all Liens. There are no outstanding commitments or other obligations of any Subsidiary to issue, and no options, warrants or other rights of any Person to acquire, any shares of any class of capital stock or other equity interests of any Subsidiary.

         Section 6.4. Corporate Authority and Validity of Obligations. Each of the Borrowers has full right and authority to enter into this Agreement and the other Loan Documents to which it is a party and to perform all of its obligations hereunder and under the other Loan Documents. Each Borrower has full right and authority to make the borrowings herein provided for, to issue its Notes in evidence thereof and to grant to the Bank the Liens described in the Collateral Documents. The Loan Documents delivered by each of the Borrowers have been duly authorized, executed and delivered by such member and constitute valid and binding obligations of such member enforceable in accordance with their terms except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance or similar laws affecting creditors' rights generally and general principles of equity (regardless of whether the application of such principles is considered in a proceeding in equity or at law); and this Agreement and the other Loan Documents delivered by a Borrower do not, nor does the performance or observance by such member of any of the matters and things herein or therein provided for, contravene or constitute a default under any provision of law or any judgment, injunction, order or decree binding upon any Borrower or any provision of the charter, articles of incorporation or by-laws of any Borrower or any covenant, indenture or agreement of or affecting any Borrower or any of its Properties, or result in the creation or imposition of any Lien on any Property of any Borrower, other than the Liens in favor of the Bank created by the Loan Documents.

         Section 6.5. Use of Proceeds; Margin Stock. Each Borrower shall use the proceeds of the Loans and other extensions of credit made available hereunder solely for its general working capital purposes and for such other legal and proper purposes as are consistent with all applicable laws and the terms of this Agreement; it being understood, up to $1,400,000 of Revolving Credit Loan proceeds and $6,500,000 of Term Loan B proceeds are being loaned to Acquisition Corp. to consummate the Bread Shop Acquisition. Neither the Parent nor any subsidiary is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any Loan or any other extension of credit made hereunder will be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock.

         Section 6.6. Financial Reports. The combined balance sheet of the Parent (or its predecessor Subsidiaries, Health Valley Foods, Inc. and Health Valley Manufacturing Company) as at December 31, 1995 and the related combined statements of income, retained earnings and cash flows of the Borrowers for the fiscal year then ended, and accompanying notes thereto, which financial statements are accompanied by the audit report of Coopers & Lybrand, independent public accountants, and the unaudited interim balance sheet of the Parent as at August 31, 1996, and the unaudited interim balance sheet and income statement of the Company as at August 31, 1996, heretofore furnished to the Bank, fairly present the consolidated financial condition of the Parent and its Subsidiaries as at said dates and the consolidated results of their operations and cash flows for the periods then ended (or prior to the Banks receipt of consolidated financial statements, the combined financial condition of the Borrowers as at said dates and the combined results of the Borrowers' operations and cash flows for the periods then ended) in each case in conformity with generally accepted accounting principles applied on a consistent basis. Neither the Parent nor any Subsidiary has contingent liabilities which are material to it other than as indicated on such financial statements or, with respect to future periods, on the financial statements furnished pursuant to Section 8.5 hereof. Set forth on
Schedule 6.6 is a complete list of all of the Indebtedness for Borrowed Money of each Borrower as of the date hereof.

         Section 6.7. No Material Adverse Change. Since August 31, 1996, there has been no material adverse change in the financial condition of the Parent or any Subsidiary taken as a whole except those occurring in the ordinary course of business.

         Section 6.8. Full Disclosure. The statements and information furnished to the Bank by or on behalf of any Borrower in connection with the negotiation of this Agreement and the other Loan Documents do not contain any untrue statements of a material fact or omit a material fact necessary to make the material statements contained herein or therein not misleading, the Bank acknowledging that as to any projections furnished to the Bank, the Borrowers only represent that the same were prepared on the basis of information and estimates the Borrowers believed to be reasonable, it being understood and agreed by the Bank that such projections as to future events are not to be viewed as facts and that actual results during the periods covered by such projections may differ from the projections.

         Section 6.9. Good Title. The Parent and its Subsidiaries each have good and defensible title to their assets as reflected on the most recent consolidated balance sheet of the Parent and its Subsidiaries (or prior to the Bank's receipt of such a consolidated balance sheet, the most recent combined balance sheet of the Borrowers) furnished to the Bank (except for sales of assets by the Parent and its Subsidiaries in the ordinary course of business), subject to no Liens other than such thereof as are permitted by Section 8.14 hereof.

         Section 6.10. Litigation and Other Controversies. Except as set forth otherwise on Schedule 6.10 hereto, there is no litigation or governmental proceeding pending, nor to the knowledge of any Borrower threatened, against the Parent or any Subsidiary which if adversely determined would result in any Material Adverse Effect.

         Section 6.11. Taxes. Except to the extent disclosed otherwise on
Schedule 6.11 hereto with respect to certain state tax matters, all tax returns required to be filed by the Parent or any Subsidiary in any jurisdiction have, in fact, been filed, and all taxes, assessments, fees and other governmental charges upon the Parent or any Subsidiary or upon any of their respective Properties, income or franchises, which are shown to be due and payable in such returns, have been paid. Except to the extent disclosed otherwise on Schedule
6.11 hereto with respect to certain state tax matters, none of the Borrowers knows of any proposed additional tax assessment against the Parent or its Subsidiaries for which adequate provision in accordance with GAAP has not been made on its accounts. Except to the extent disclosed otherwise on Schedule 6.11 hereto with respect to certain state tax matters, adequate provisions in accordance with GAAP for taxes on the books of the Parent and each Subsidiary have been made for all open years, and for its current fiscal period.

         Section 6.12. Approvals. No authorization, consent, license, or exemption from, or filing or registration with, any court or governmental department, agency or instrumentality, nor any approval or consent of the stockholders of the Parent or any other Person, is or will be necessary to the valid execution, delivery or performance by Borrowers of this Agreement or any other Loan Document (except those that have been obtained or will be obtained).

         Section 6.13. Affiliate Transactions. Neither the Parent nor any Subsidiary is a party to any contracts or agreements with any of its Affiliates on terms and conditions which are less favorable to the Parent or such Subsidiary than would be usual and customary in similar contracts or agreements between Persons not affiliated with each other; provided, however, that this Section shall not apply to nor operate to prevent
(i) the payment to Frontenac of Management Fees permitted by Section 8.20 hereof, (ii) the payment of Reimbursable Intrepid Expenses, and (iii) the payment of certain transaction fees and expenses made in connection with the Acquisitions prior to the date hereof (which fees and expenses have been disclosed to the Bank).

         Section 6.14. Investment Company; Public Utility Holding Company. Neither the Parent nor any Subsidiary is an "investment company" within the meaning of the Investment Company Act of 1940, as amended, or a "public utility holding company" within the meaning of the Public Utility Holding Company Act of 1935, as amended.

         Section 6.15. ERISA. The Parent and each other member of its Controlled Group has fulfilled its obligations under the minimum funding standards of and is in compliance in all material respects with ERISA and the Code to the extent applicable to it and has not incurred any material liability to the PBGC or a Plan under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA. Neither the Parent nor any Subsidiary has any material contingent liabilities with respect to any post-retirement benefits under a Welfare Plan, other than liability for continuation coverage described in Article 6 of Title I of ERISA.

         Section 6.16. Compliance with Laws. The Parent and its Subsidiaries each are in compliance with the requirements of all federal, state and local laws, rules and regulations applicable to or pertaining to their Properties or business operations (including, without limitation, the Occupational Safety and Health Act of 1970, the Americans with Disabilities Act of 1990, laws and regulations establishing quality criteria and standards for air, water, land and toxic or hazardous wastes and substances and other applicable Environmental Laws and the Perishable Agricultural Commodities Act), non-compliance with which could reasonably be expected to have or does in fact actually have a Material Adverse Effect. Neither the Parent nor any Subsidiary has received written notice to the effect that its operations are not in compliance with any of the requirements of applicable federal, state or local environmental, health and safety statutes and regulations or are the subject of any governmental investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, which non-compliance or remedial action would reasonably be expected to have or does in fact actually have a Material Adverse Effect.

         Section 6.17. Other Agreements. Neither the Parent nor any Subsidiary is in default under the terms of any covenant, indenture or agreement of or affecting the Parent, any Subsidiary or any of their material Properties, which default, if uncured, would have a Material Adverse Effect. Except as set forth on Schedule 6.17, neither the Parent nor any Subsidiary is obligated under any "take-or-pay" or similar contracts. The Borrowers have provided to the Bank either true, correct and complete copies of all of the agreements listed on
Schedule 6.17 or a narrative description of the same reasonably acceptable to the Bank (including, to the extent this representation is made after the date hereof, any and all amendments, supplements or modifications made thereto on or prior to the date of such representation.)

         Section 6.18. No Default. No Default or Event of Default has occurred and is continuing.

         Section 6.19. Solvency. Both immediately before and immediately after giving effect to the Bread Shop Acquisition, each of the Borrowers is Solvent. Each of the Borrowers and each of their respective Subsidiaries is, and after consummation of this Agreement and after giving effect to all Indebtedness for Borrowed Money incurred and Liens created by the Borrowers and their respective Subsidiaries in connection herewith will be, Solvent.

         Section 6.20. Acquisition. Each of the Acquisitions was consummated in accordance with all applicable laws and any contractual or other restrictions applicable to the parties thereto and all conditions to the effectiveness thereof have either been satisfied or irrevocably waived, except, in the case of applicable laws, where the failure to comply could not reasonably be expected to have a Material Adverse Effect.

SECTION 7. CONDITIONS PRECEDENT.

         The effectiveness of this amendment and restatement and the obligation of the Bank to make any Loan or to issue any Letter of Credit under this Agreement is subject to the following conditions precedent:

         Section 7.1. All Advances. As of the time of such effectiveness and as of the time of the making of each extension of credit (including the initial extension of credit) hereunder:

                  (a) each of the representations and warranties set forth in
Section 6 hereof and in the other Loan Documents shall be true and correct in all material respects as of such time, except to the extent the same expressly relate to an earlier date and except that the representations and warranties made in Section 6.7 hereof shall be deemed to refer to the date of the most recent financial statements delivered to the Bank pursuant to Section 8.5 hereof;

                  (b) the Borrowers shall be in full compliance with all of the terms and conditions of Sections 1 and 2 of this Agreement regarding the procedures under which credit is available hereunder to the Borrowers, and no Default or Event of Default shall have occurred and be continuing or would occur as a result of making any such extension of credit;

                  (c) in the case of any request for an extension of credit under the Revolving Credit, after giving effect to such extension of credit the aggregate principal amount of all Revolving Credit Loans and Letters of Credit outstanding under this Agreement shall not exceed the lesser of (i) the Maximum Revolving Credit Commitment and (ii) the Borrowing Base;

                  (d) in the case of the issuance of any Letter of Credit, the Bank shall have received a properly completed Application therefor together with the fees called for hereby; and

                  (e) in the case of any request for an extension of credit under the Revolving Credit, the Parent shall be in compliance with the requirements of Section 8.5(a) hereof.

The Parent's request for any Loan or Letter of Credit shall constitute its warranty as to the facts set forth in subsections (a) through (e), inclusive, above.

         Section 7.2. Initial Advance. At or prior to the making of the initial extension of credit hereunder, the following conditions precedent shall also have been satisfied:

                  (a) the Bank shall have received the following (each to be properly executed and completed) and the same shall have been approved as to form and substance by the Bank:

                           (i) the Notes;

                           (ii) an additional Lockbox Agreement for the Company
                  which may be provided within five (5) days of the date hereof;

                           (iii) the Collateral Documents, together with any
                  financing statements requested by the Bank in connection therewith and together with stock certificates and stock powers endorsed in blank for the Company and Acquisition Corp.;

                           (iv) copies (executed or certified, as may be
                  appropriate) of all legal documents or proceedings taken in connection with the execution and delivery of the Bread Shop Acquisition and in connection with this Agreement and the other Loan Documents to the extent the Bank or its counsel may reasonably request, including, without limitation, the resolutions adopted by their respective boards of directors and/or shareholders to authorize the execution, delivery and performance of this Agreement and the other Loan Documents, in each case certified by their respective Secretaries or other authorized officers thereof;

                           (v) an incumbency certificate containing the name,
                  title and genuine signatures of each of the Borrower's Authorized Representatives;

                           (vi) copies of the Bylaws of each of the Borrowers
                  certified by their respective Secretaries or other authorized officers thereof;

                           (vii) a certificate from the President or chief
                  financial officer of the Parent (A) certifying that as of the date of the making of the initial extension of credit hereunder, the Parent has a consolidated Tangible Net Worth of at least $8,750,000 and (B) attaching copies of the unaudited interim balance sheet of the Parent as at August 31, 1996, and the unaudited interim balance sheet and income statement of the Company as at August 31, 1996; and

                           (viii) evidence of insurance required by Section 8.4
                  hereof together with the lender loss payable endorsements and other items referenced therein; provided that evidence of insurance for the Company with appropriate endorsements may be provided within ten (10) days of the date hereof;

                  (b) the Bank shall have received the initial fees called for hereby;

                  (c) the Bank shall have received such valuations and certifications as it may require in order to satisfy itself as to the value of the Collateral, the financial condition of each of the Borrowers and the Borrowers taken as a whole, and the lack of material contingent liabilities of the Borrowers;

                  (d) legal matters incident to the Bread Shop Acquisition and the execution and delivery of this Agreement and the other Loan Documents and to the transactions contemplated hereby shall be satisfactory to the Bank and its counsel; and the Bank shall have received the favorable written opinions of Illinois and California counsel for the Borrowers and of counsel to the selling stockholders as to such matters in form and substance satisfactory to the Bank and its counsel;

                  (e) the Bank shall have received a Borrowing Base certificate in the form attached hereto as Exhibit C showing the computation of the Borrowing Base in reasonable detail as of the close of business not earlier than October 25, 1996;

                  (f) the Bank shall have received a good standing certificate for each of the Borrowers (dated as of a date no earlier than thirty (30) days prior to the date hereof) from the office of the secretary of state of the state of its incorporation and each state in which it is qualified to do business as a foreign corporation (which may be dated a date earlier than thirty (30) days prior to the date hereof);

                  (g) the Bank shall have received UCC, tax lien and judgment searches for the state and local jurisdictions where any Borrower has its chief executive office (and each other jurisdiction where books and records relating to any Borrower's Accounts are located), where any Borrower is incorporated and where any Borrower has inventory and/or equipment in excess of $100,000, in each case (dated as of a date no earlier than thirty (30) days prior to the date hereof);

                  (h) the Liens granted to the Bank under the Collateral Documents shall have been perfected in a manner satisfactory to the Bank and its counsel;

                  (i) the Bank shall have received evidence reasonably satisfactory to it that either prior to or concurrent with the making of such initial extension of credit hereunder, the stockholders of the Parent shall have contributed at least $1,000,000 in additional equity for shares of Voting Stock to the Parent which equity shall be immediately contributed to Acquisition Corp.; and

                  (j) the Bank shall have received such other agreements, instruments, documents, certificates and opinions, as the Bank may reasonably request.

SECTION 8. COVENANTS.

         Each of the Borrowers jointly and severally agree that, so long as any credit is available to or in use by any Borrower hereunder, except to the extent compliance in any case or cases is waived in writing by the Bank:

         Section 8.1. Maintenance of Business. Except as permitted or required hereunder, each of the Borrowers shall, and shall cause each Subsidiary to, preserve and maintain its existence. Each of the Borrowers shall, and shall cause each Subsidiary to, preserve and keep in force and effect all material licenses, permits and franchises necessary to the proper conduct of its business to the extent the failure to preserve or maintain the same would have a Material Adverse Effect.

         Section 8.2. Maintenance of Properties. Each of the Borrowers shall maintain, preserve and keep its material property, plant and equipment in good repair, working order and condition (ordinary wear and tear excepted) and shall from time to time make all needful and proper repairs, renewals, replacements, additions and betterments thereto so that at all times the efficiency thereof shall be fully preserved and maintained, and shall cause each Subsidiary to do so in respect of material property, plant and equipment owned or used by it.

         Section 8.3. Taxes and Assessments. Each of the Borrowers shall duly pay and discharge, and shall cause each Subsidiary to duly pay and discharge, all taxes, rates, assessments, fees and governmental charges upon or against it or its Properties, in each case before the same become delinquent and before penalties accrue thereon, unless and to the extent that the same are being contested in good faith and by appropriate proceedings which prevent enforcement of the matter under contest and adequate reserves are provided therefor.

         Section 8.4. Insurance. The Borrowers shall insure and keep insured, and shall cause each Subsidiary to insure and keep insured, with good and responsible insurance companies, all insurable Property owned by it which is of a character usually insured by Persons similarly situated and operating like Properties against loss or damage from such hazards and risks, and in such amounts, as are insured by Persons similarly situated and operating like Properties; and the Borrowers shall insure, and shall cause each Subsidiary to insure, such other hazards and risks (including employers' and public liability risks) with good and responsible insurance companies as and to the extent usually insured by Persons similarly situated and conducting similar businesses. All such policies of insurance must be reasonably satisfactory to the Bank in relation to the amount and term of the Obligations and type and value of the Collateral and assets of the Borrowers and their Subsidiaries, shall identify the Bank as sole lender loss payee in the case of property and casualty policies and in the case of liability policies as an additional insured. The Borrowers shall in any event maintain insurance on the Collateral to the extent required by the Collateral Documents. The Borrowers shall furnish to the Bank on or prior to the date the initial extension of credit hereunder is made a certificate setting forth in summary form the nature and extent of the insurance maintained pursuant to this Section.

         Section 8.5. Financial Reports. Each of the Borrowers shall, and shall cause each Subsidiary to, maintain a standard system of accounting in accordance with GAAP and shall furnish to the Bank such information respecting the business and financial condition of the Parent and its Subsidiaries as the Bank may reasonably request; and without any request, shall furnish to the Bank:

                  (a) as soon as available, and in any event within five (5) Business Days after the close of business each week, a Borrowing Base certificate in the form attached hereto as Exhibit C showing the computation of the Borrowing Base in reasonable detail as of the close of business on the last day of the immediately preceding week, together with such other information as is therein required, prepared by the Parent (on behalf of the Borrowers pursuant to Section 1.6) and certified to on behalf of the Parent by the President or chief financial officer of the Parent;

                  (b) as soon as available, and in any event within thirty (30) days after the close of each monthly accounting period of the Parent (or forty-five (45) days in the case of the report for May, 1996), a copy of the consolidated balance sheet of the Parent and its Subsidiaries as of the last day of such monthly accounting period and the consolidated statements of income, retained earnings and cash flows of the Parent and its Subsidiaries for the month and for the fiscal year-to-date period then ended, each in reasonable detail showing in comparative form (to the extent available) the figures for the corresponding date and period in the previous fiscal year as well as showing in comparative form the year-to-date comparisons to the Parent's current business plan, prepared by the Parent in accordance with GAAP and certified to on behalf of the Parent by the President or chief financial officer of the Parent;

                  (c) as soon as available, and in any event within twenty (20) days after the close of each monthly accounting period of the Parent, an accounts receivable and accounts payable aging for each of the Borrowers together with an inventory report, each in reasonable detail prepared by the Parent and certified to on behalf of the Parent by the President or chief financial officer of the Parent;

                  (d) as soon as available, and in any event within one hundred twenty (120) days after the last day of each annual accounting period of the Parent, a copy of the consolidated balance sheet of the Parent and its Subsidiaries as of the close of such period and the consolidated statement of income, retained earnings and cash flows of the Parent and its Subsidiaries for the period then ended, and accompanying notes thereto, each in reasonable detail showing in comparative form the figures for the previous fiscal year, accompanied by an unqualified opinion thereon of Deloitte & Touche, L.L.P. or another firm of independent public accountants of recognized national standing, selected by the Borrowers and reasonably satisfactory to the Bank, to the effect that the financial statements have been prepared in accordance with GAAP and present fairly in accordance with GAAP the consolidated financial condition of the Parent and its Subsidiaries as of the close of such fiscal year and the results of their operations and cash flows for the fiscal year then ended and that an examination of such accounts in connection with such financial statements has been made in accordance with generally accepted auditing standards and, accordingly, such examination included such tests of the accounting records and such other auditing procedures as were considered necessary in the circumstances;

                  (e) within the period provided in subsection (d) above, the written statement of the accountants who certified the audit report thereby required that in the course of their audit they have obtained no knowledge of any Default or Event of Default, or, if such accountants have obtained knowledge of any such Default or Event of Default, they shall disclose in such statement the nature and period of the existence thereof;

                  (f) as soon as available, and in any event within thirty (30) days prior to the end of each fiscal year of the Parent, a copy of the Parent's consolidated business plan for the following fiscal year, such business plan to show the Parent's projected consolidated revenues, expenses, and balance sheet on month-by-month basis in reasonable detail, prepared by the Parent and in the form heretofore prepared by the Parent and otherwise in form reasonably satisfactory to the Bank; and

                  (g) promptly after knowledge thereof shall have come to the attention of any responsible officer of any Borrower, written notice of any threatened or pending litigation or governmental proceeding or labor controversy against the Parent or any Subsidiary which, if adversely determined, would have a Material Adverse Effect or of the occurrence of any Default or Event of Default hereunder.

Each of the financial statements furnished to the Bank pursuant to subsections
(b) and (d) of this Section 8.5 shall be accompanied by a written certificate in the form attached hereto as Exhibit D signed on behalf of the Parent by its President or chief financial officer to the effect that to the best of such officer's knowledge and belief no Default or Event of Default has occurred during the period covered by such statements or, if any such Default or Event of Default has occurred during such period, setting forth a description of such Default or Event of Default and specifying the action, if any, taken by the Borrowers to remedy the same; it being understood that the first such certificate which shall reflect the Bread Shop Acquisition shall be for the period ended November 30, 1996. Such certificate shall also set forth the calculations supporting such statements in respect of Sections 8.7, 8.8, 8.9,
8.10 and 8.11 of this Agreement.

         Section 8.6. Inspection; Appraisals. Each of the Borrowers shall, and shall cause each Subsidiary to, permit the Bank and its duly authorized representatives and agents to visit and inspect any of the Properties, corporate books and financial records of such Borrower and each Subsidiary, to examine and make copies of the books of accounts and other financial records of the Parent and each Subsidiary, and to discuss the affairs, finances and accounts of the Parent and each Subsidiary with, and to be advised as to the same by, its officers, employees and independent public accountants (and by this provision each of the Borrowers authorizes such accountants to discuss with the Bank the finances and affairs of the Parent and of each Subsidiary) at such reasonable times and reasonable intervals as the Bank may designate, in each case with prior notice to the Parent (except during the continuance of any Default or Event of Default or while the Bank in good faith suspects a Default or Event of Default is continuing in which case no prior notice shall be required). Each Borrower shall allow the Bank, solely at the Borrowers' joint and several expense, to conduct a field examination of the Accounts and Inventory of such Borrower no more frequently than once per year if no Event of Default or Default has occurred and as frequently as the Bank shall request thereafter, the results of each of which field audit must be satisfactory to the Bank in the Bank's reasonable discretion; provided, that amount of the costs and expenses of the Bank in connection with such examination for which the Borrowers are jointly and severally liable shall not exceed $5,000 for each such examination undertaken when no Event of Default or Default has occurred. The Bank expressly reserves the right to modify the definitions of Eligible Accounts and/or Eligible Inventory if, in its reasonable credit judgment, the result of any field audit makes such modification necessary because of a material adverse change in the quality of the Collateral.

         Section 8.7. Tangible Net Worth. The Borrowers shall, at all times during each of the periods specified below, collectively maintain Tangible Net Worth at not less than (a) from and after the date hereof through and including December 31, 1996, $8,750,000 and (b) thereafter the sum of (i) the greater of (I) $8,750,000 or (II) the difference of (A) Tangible Net Worth as of December 31, 1996 minus (B) $500,000 plus (ii) Net Income from and after January 1, 1997 (but not to be reduced for any net losses incurred during such period or any portion thereof).

         Section 8.8. Leverage Ratio. The Borrowers shall, at all times during each of the periods specified below, maintain a collective ratio of Total Liabilities to Tangible Net Worth (the "Leverage Ratio") of not more than:

                                                      LEVERAGE RATIO SHALL NOT
FROM AND INCLUDING         TO AND INCLUDING           BE GREATER THAN:
the date hereof            December 31, 1996          3.50:1.0
January 1, 1997            December 31, 1997          3.50:1.0
January 1, 1998            December 31, 1998          2.00:1.0
January 1, 1999            December 31, 1999          1.50:1.0
January 1, 2000            the Term Loan A            1.15:1.0
                           Termination Date

         Section 8.9. Minimum Current Ratio. The Borrowers shall, at all times during each of the periods specified below, maintain a Current Ratio of not less:

                                                      CURRENT RATIO SHALL NOT
FROM AND INCLUDING         TO AND INCLUDING           BE LESS THAN:
the date hereof            December 31, 1996          0.70:1.0
January 1, 1997            December 31, 1997          0.70:1.0
January 1, 1998            December 31, 1998          1.25:1.0
January 1, 1999            December 31, 1999          1.50:1.0
January 1, 2000            the Term Loan A            1.80:1.0
                           Termination Date

         Section 8.10. Fixed Charge Coverage Ratio. The Borrowers shall, as of the last day of each calendar month for the then ending twelve calendar month period, during each of the periods specified below, maintain the ratio of (a) the difference of (i) EBITDA minus (i) the sum of (I) capital expenditures expended plus (II) federal, state and local income taxes (determined in each case for the twelve calendar months then ended) to (b) Fixed Charges for the same twelve month period then ended (the "Fixed Charge Coverage Ratio") of (A) not less than 1.25 to 1.0, for the twelve calendar month period ending December 31, 1997, (B) not less than 1.50 to 1.0, for the twelve calendar month periods ending as of the last day of each calendar month in 1998, and (C) not less than
1.75 to 1.0, for each twelve calendar month period ending as of the last day of each calendar month thereafter through and including the Term Loan A Termination Date.

         Section 8.11. Capital Expenditures. The Borrowers shall not, nor shall they permit any Subsidiary to, expend capital expenditures (as determined in accordance with GAAP) in an aggregate amount in excess of the Maximum Permitted Amount during any fiscal year of the Parent. For purposes of this Section, the term "Maximum Permitted Amount" shall mean (a) $1,500,000 for the fiscal year of the Parent ending on December 31, 1996, (b) $1,500,000 for the fiscal year of the Parent ending on December 31, 1997, and (c) shall mean for each subsequent fiscal year, $3,000,000.

         Section 8.12. [Reserved].

         Section 8.13. Indebtedness for Borrowed Money. The Borrowers shall not, nor shall it permit any Subsidiary to, issue, incur, assume, create or have outstanding any Indebtedness for Borrowed Money; provided, however, that the foregoing shall not restrict nor operate to prevent:

                  (a) the Obligations;

                  (b) purchase money indebtedness and Capitalized Lease Obligations in each case of the Borrowers or other Subsidiaries of the Parent in each case secured by Liens permitted by Section 8.14(e) hereof provided the aggregate amount of such purchase money indebtedness and Capitalized Lease Obligations does not exceed $4,000,000 at any one time outstanding;

                  (c) unsecured Subordinated Indebtedness aggregating not more than $2,500,000; and

                  (d) unsecured indebtedness not otherwise permitted by this Section aggregating not more than $500,000 at any one time outstanding.

         Section 8.14. Liens. The Borrowers shall not, nor shall it permit any Subsidiary to, create, incur or permit to exist any Lien of any kind on any Property owned by the Parent or any Subsidiary; provided, however, that the foregoing shall not apply to nor operate to prevent:

                  (a) Liens arising by statute in connection with worker's compensation, unemployment insurance, old age benefits, social security obligations, taxes, assessments, statutory obligations or other similar charges, good faith cash deposits in connection with tenders, contracts or leases to which the Parent or any Subsidiary is a party or other cash deposits required to be made in the ordinary course of business, provided in each case that the obligation is not for Indebtedness for Borrowed Money (other than as described in clause (iii) of the definition thereof) and that the obligation secured is not overdue or, if overdue, is being contested in good faith by appropriate proceedings which prevent enforcement of the matter under contest and adequate reserves have been established therefor;

                  (b) Mechanics', workmen's, materialmen's, landlords', carriers', or other similar Liens arising in the ordinary course of business with respect to obligations which are not overdue or, if overdue, is being contested in good faith by appropriate proceedings which prevent enforcement of the matter under contest and adequate reserves have been established therefor;

                  (c) The pledge of assets for the purpose of securing an appeal, stay or discharge in the course of any legal proceeding, provided that the aggregate amount of liabilities of the Parent and its Subsidiaries secured by a pledge of assets permitted under this subsection, including interest and penalties thereon, if any, shall not be in excess of $250,000 at any one time outstanding;

                  (d) The Liens granted in favor of the Bank by the Collateral Documents;

                  (e) Liens on property of the Borrowers or any other Subsidiaries of the Parent in each case created solely for the purpose of securing indebtedness permitted by Section 8.13(b) hereof, representing or incurred to finance, refinance or refund the purchase price of Property, provided that no such Lien shall extend to or cover other Property of such Subsidiary other than the respective Property so acquired, and the principal amount of indebtedness secured by any such Lien shall at no time exceed the remaining unpaid balance of the original purchase price of such Property;

                  (f) Liens securing the indebtedness permitted by Section 8.13(c) hereof provided the same are released concurrently with the repayment of such indebtedness; and

                  (g) Liens set forth on Schedule 8.14(g) hereof (excluding any extensions, renewals or supplements thereto to the extent the same relate to any new or additional Indebtedness for Borrower Money.)

         Section 8.15. Investments, Acquisitions, Loans, Advances and Guaranties. No Borrower shall, nor shall it permit any Subsidiary to, directly or indirectly, make, retain or have outstanding any investments (whether through purchase of stock or obligations or otherwise) in, or loans or advances (other than for travel advances and other similar cash advances made to employees in the ordinary course of business) to, any other Person, or acquire all or any substantial part of the assets or business of any other Person or division thereof, or be or become liable as endorser, guarantor, surety or otherwise for any debt, obligation or undertaking of any other Person, or otherwise agree to provide funds for payment of the obligations of another, or supply funds thereto or invest therein or otherwise assure a creditor of another against loss, or apply for or become liable to the issuer of a letter of credit which supports an obligation of another, or subordinate any claim or demand it may have to the claim or demand of any other Person; provided, however, that the foregoing shall not apply to nor operate to prevent:

                  (a) investments in direct obligations of the United States of America or of any agency or instrumentality thereof whose obligations constitute full faith and credit obligations of the United States of America, provided that any such obligations shall mature within one year of the date of issuance thereof;

                  (b) investments in commercial paper rated at least P-1 by Moody's Investors Services, Inc. and at least A-1 by Standard & Poor's Corporation maturing within 270 days of the date of issuance thereof;

                  (c) investments in certificates of deposit issued by any United States commercial bank having capital and surplus of not less than $100,000,000 which have a maturity of one year or less;

                  (d) endorsement of items for deposit or collection of commercial paper received in the ordinary course of business;

                  (e) investments in the London Interbank Eurodollar market; and

                  (f) investments, loans, advances and guarantees not otherwise permitted by this Section aggregating not more than $250,000 at any one time outstanding; provided that guarantees of up to $250,000 at any one time outstanding in excess of the foregoing $250,000 threshold shall be permitted under this clause (f).

In determining the amount of investments, acquisitions, loans, advances and guarantees permitted under this Section 8.15, investments and acquisitions shall always be taken at the original cost thereof (regardless of any subsequent appreciation or depreciation therein), loans and advances shall be taken at the principal amount thereof then remaining unpaid, and guarantees shall be taken at the amount of obligations guaranteed thereby (whether or not then due).

         Section 8.16. Operating Leases. No Borrower shall, nor shall it permit any Subsidiary to, acquire the use or possession of any Property under a lease or similar arrangement, whether or not any Borrower or any Subsidiary has the express or implied right to acquire title to or purchase such Property, at any time if, after giving effect thereto the aggregate amount of fixed rentals and other consideration payable by the Parent and its Subsidiaries under all such leases and similar arrangements would exceed $2,250,000 during any fiscal year of the Parent. Capital Leases shall not be included in computing compliance with this Section to the extent the Parent's and its Subsidiaries' liability in respect of the same is permitted by Section 8.13(b) hereof.

         Section 8.17. Mergers, Consolidations and Sales. (a) subject to clause
(b) below, no Borrower shall, nor shall it permit any Subsidiary to, be a party to any merger or consolidation, or sell, transfer, lease or otherwise dispose of all or any substantial part of its Property, including any disposition of Property as part of a sale and leaseback transaction, or in any event sell or discount (with or without recourse) any of its notes or accounts receivable; provided, however, that any Borrower or other Subsidiary may sell its inventory in the ordinary course of its business. A sale or disposition of five percent (5%) or more of the total assets of an individual Borrower or of the Borrowers, taken as a whole, or a sale or disposition of Property which accounted for 5% or more of the Net Income of an individual Borrower or of the Borrowers, taken as a whole, for the most recently ended four fiscal quarters of the Parent, shall be deemed substantial for the forgoing purposes.

                  (b) Immediately following the execution and delivery of this Agreement and the consummation of the Bread Shop Acquisition, Acquisition Corp. shall merge with and into the Company, with the Company surviving such merger as the direct, wholly-owned Subsidiary of the Parent. The Company shall, as soon as reasonably practicable and in any event no later than 90 days after the date hereof, merge with and into the Parent and the Parent shall be the surviving corporation in such merger and after giving effect to such merger the Parent shall have a Tangible Net Worth not less than its Tangible Net Worth immediately prior to such merger. The Bank shall be entitled at the time of such mergers to request such opinions of counsel to the parties thereto (to be rendered at the sole cost and expense of the Borrowers) and such other documentation as it reasonably deems necessary as to the effectiveness of such transactions and the effect of the same on the Borrowers' continuing obligations hereunder and under the other Loan Documents. Upon consummation of the merger of the Company with and into the Parent, the Bank shall, at the direction of the Parent, mark as "Cancelled" each of the original Pledged Stock (and all stock powers executed in connection therewith) and the original Intercompany Note and return the same to the Parent.

         Section 8.18. Maintenance of Subsidiaries. The Borrowers shall not assign, sell or transfer, or permit any Subsidiary to issue, assign, sell or transfer, any shares of capital stock of a Subsidiary; provided that the foregoing shall not operate to prevent the issuance, sale and transfer to any Person of any shares of capital stock of a Subsidiary solely for the purpose of qualifying, and to the extent legally necessary to qualify, such Person as a director of such Subsidiary.

         Section 8.19. Dividends and Certain Other Restricted Payments. The Borrowers shall not during any fiscal year (a) declare or pay any dividends on or make any other distributions in respect of any class or series of its capital stock (other than dividends payable solely in its capital stock) or (b) directly or indirectly purchase, redeem or otherwise acquire or retire any of its capital stock or (c) make any payment or other distribution on or in respect of any Subordinated Indebtedness, whether for principal or interest or otherwise (such non-excepted declarations, payments, distributions, purchases, redemptions, acquisitions and retirements being hereinafter collectively called "Restricted Payments").

         Section 8.20. Management Fees. The Borrowers shall not, and shall not permit its Subsidiaries to, pay Management Fees in any calendar year which aggregate for the Parent and its Subsidiaries more than the Maximum Permitted Amount for such year. For purposes of this Section, the term "Maximum Permitted Amount" shall mean $175,000 per year.

         Section 8.21. ERISA. Each Borrower shall, and shall cause each Subsidiary to, promptly pay and discharge all obligations and liabilities arising under ERISA of a character which if unpaid or unperformed might result in the imposition of a Lien against any of its Properties. Each Borrower shall, and shall cause each Subsidiary to, promptly notify the Bank of (i) the occurrence of any reportable event (as defined in ERISA) with respect to a Plan,
(ii) receipt of any notice from the PBGC of its intention to seek termination of any Plan or appointment of a trustee therefor, (iii) its intention to terminate or withdraw from any Plan, and (iv) the occurrence of any event with respect to any Plan which would result in the incurrence by the Parent or any Subsidiary of any material liability, fine or penalty, or any material increase in the contingent liability of the Parent or any Subsidiary with respect to any post-retirement Welfare Plan benefit.

         Section 8.22. Compliance with Laws. Each Borrower shall, and shall cause each Subsidiary to, (a) comply in all material respects with the requirements of all federal, state and local laws, rules, regulations, ordinances and orders applicable to or pertaining to their Properties or business operations, non-compliance with which could reasonably be expected to have a Material Adverse Effect and (b) conduct its operations and keep and maintain its property in compliance with all Environmental Laws.

         Section 8.23. Burdensome Contracts With Affiliates. No Borrower shall, nor shall it permit any Subsidiary to, enter into any contract, agreement or business arrangement with any of its Affiliates on terms and conditions which are less favorable to such Borrower or such Subsidiary than would be usual and customary in similar contracts, agreements or business arrangements between Persons not affiliated with each other; provided, however, that this Section shall not apply to nor operate to prevent (i) the payment of Management Fees permitted by Section 8.20 hereof, and (ii) the payment of Reimbursable Intrepid Expenses.

         Section 8.24. No Changes in Fiscal Year. Neither the Parent nor any Subsidiary shall change its fiscal year from its present basis without the prior written consent of the Bank.

         Section 8.25. Formation of Subsidiaries. The Borrowers shall not, nor shall they permit any Subsidiary to, form or acquire any Subsidiary without the prior written consent of the Bank.

         Section 8.26. Change in the Nature of Business. The Borrowers shall not, and the Parent shall not permit any other Subsidiary to, engage in any business or activity if as a result the general nature of the business of any Borrower or any other Subsidiary would be changed in any material respect from the general nature of the business engaged in by such Subsidiary on the date of this Agreement.

SECTION 9. EVENTS OF DEFAULT AND REMEDIES.

         Section 9.1. Events of Default. Any one or more of the following shall constitute an "Event of Default" hereunder:

                  (a) default in the payment when due of all or any part of the principal of any Note (whether at the stated maturity thereof or at any other time provided for in this Agreement) or of any reimbursement obligation owing under any Application; or

                  (b) default for 5 Business Days in the payment when due of all or any part of the interest on any Note or any other Obligation payable by the Borrowers hereunder or under any other Loan Document (whether at the stated maturity thereof or at any other time provided for in this Agreement), or default (after giving effect to any applicable grace period) for 5 Business Days in the payment when due of any other Obligation (whether direct, contingent or otherwise) of any Borrower owing to the Bank; or

                  (c) default in the observance or performance of any covenant set forth in Sections 8.5(g) (to the extent it relates to Events of Default), 8.7, 8.8, 8.9, 8.10, 8.13, 8.14, 8.17, 8.19 or 8.20 hereof; or

                  (d) default in the observance or performance of any other provision hereof or of any other Loan Document which is not remedied within thirty (30) days after written notice thereof is given to the Parent by the Bank; or

                  (e) any representation or warranty made by any Borrower herein or in any other Loan Document, or in any statement or certificate furnished by it pursuant hereto or thereto, or in connection with any extension of credit made hereunder, proves untrue in any material respect as of the date of the issuance or making thereof; or

                  (f) any event occurs or condition exists (other than those described in subsections (a) through (e) above) which is specified as an event of default under any of the other Loan Documents (after giving effect to any applicable grace period), or any of the Loan Documents shall for any reason not be or shall cease to be in full force and effect, or any of the Loan Documents is declared to be null and void, or any of the Collateral Documents shall for any reason fail to create a valid and perfected first priority Lien in favor of the Bank in any Collateral purported to be covered thereby except as expressly permitted by the terms thereof, or any Borrower or Person acting on behalf of a Borrower shall assert any of the foregoing; or

                  (g) default shall occur under any Indebtedness for Borrowed Money aggregating in excess of $400,000 issued, assumed or guaranteed by the Parent or any Subsidiary, or under any indenture, agreement or other instrument under which the same may be issued, and such default shall continue for a period of time sufficient to permit the acceleration of the maturity of any such Indebtedness for Borrowed Money (whether or not such maturity is in fact accelerated), or any such Indebtedness for Borrowed Money shall not be paid when due (whether by lapse of time, acceleration or otherwise); or

                  (h) any final, non-appealable judgment or judgments in an aggregate amount more than $400,000 in excess of the amount covered by insurance from a sound and reputable insurer reasonably acceptable to the Bank shall be entered or filed against the Parent or any Subsidiary or against any of their Property and which remains unvacated, unbonded, unstayed or unsatisfied for a period of thirty (30) days; or

                  (i) the Parent or any member of its Controlled Group shall fail to pay when due an amount or amounts aggregating in excess $400,000 which it shall have become liable to pay to the PBGC or to a Plan under Title IV of ERISA; or notice of intent to terminate a Plan or Plans having aggregate Unfunded Vested Liabilities in excess of $400,000 (collectively, a "Material Plan") shall be filed under Title IV of ERISA by the Parent or any other member of its Controlled Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any Material Plan or a proceeding shall be instituted by a fiduciary of any Material Plan against the Parent or any member of its Controlled Group to enforce Section 515 or 4219(c)(5) of ERISA and such proceeding shall not have been dismissed within thirty (30) days thereafter; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated; or

                  (j) Reserved; or

                  (k) (i) Frontenac and the other owners of capital stock of Intrepid as of the date hereof, shall cease at any time and for any reason collectively to own, legally and beneficially, at least 50% of the issued and outstanding shares of Voting Stock of Intrepid or (ii) more than 5% of the Voting Stock in Intrepid which Frontenac and its Affiliates, taken together, own shall for any reason be sold or otherwise disposed of or (iii) Intrepid and its and the Borrowers' respective officers, directors, employees and Affiliates, shall cease at any time and for any reason collectively to own, legally and beneficially, at least 90% of the Voting Stock of the Parent or (iv) either Borrower shall cease at any time and for any reason to be a Wholly-Owned Subsidiary of the Parent (except as a result of the mergers required in accordance with Section 8 hereof); or

                  (l) the Parent or any Subsidiary shall (i) have entered involuntarily against it an order for relief under the United States Bankruptcy Code, as amended, (ii) not pay, or admit in writing its inability to pay, its debts generally as they become due, (iii) make an assignment for the benefit of creditors, (iv) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any substantial part of its Property, (v) institute any proceeding seeking to have entered against it an order for relief under the United States Bankruptcy Code, as amended, to adjudicate it insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (vi) take any corporate action in furtherance of any matter described in parts (i) through (v) above, or (vii) fail to contest in good faith any appointment or proceeding described in Section 9.1(m) hereof;

                  (m) a custodian, receiver, trustee, examiner, liquidator or similar official shall be appointed for the Parent or any Subsidiary or any substantial part of any of their Property, or a proceeding described in Section 9.1(1)(v) shall be instituted against the Parent or any Subsidiary, and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of forty-five (45) days.

         Section 9.2. Non-Bankruptcy Defaults. When any Event of Default described in subsection (a) through (k), both inclusive, of Section 9.1 has occurred and is continuing, the Bank may, by written notice to the Parent, take one or more of the following actions:

                  (a) terminate the obligation of the Bank to extend any further credit hereunder on the date (which may be the date thereof) stated in such notice;

                  (b) declare the principal of and the accrued interest on the Notes to be forthwith due and payable and thereupon the Notes, including both principal and interest and all fees, charges and other Obligations payable hereunder and under the other Loan Documents, shall be and become immediately due and payable without further demand, presentment, protest or notice of any kind; and

                  (c) enforce any and all rights and remedies available to it under the Loan Documents or applicable law.

         Section 9.3. Bankruptcy Defaults. When any Event of Default described in subsection (1) or (m) of Section 9.1 has occurred and is continuing, then the Notes, including both principal and interest, and all fees, charges and other Obligations payable hereunder and under the other Loan Documents, shall immediately become due and payable without presentment, demand, protest or notice of any kind, and the obligation of the Bank to extend further credit pursuant to any of the terms hereof shall immediately terminate. In addition, the Bank may exercise any and all remedies available to it under the Loan Documents or applicable law.

         Section 9.4. Collateral for Undrawn Letters of Credit. When any Event of Default, other than an Event of Default described in subsections (1) or (m) of Section 9.1, has occurred and is continuing, the Borrowers shall, upon written demand of the Bank, and when any Event of Default described in subsection (1) or (m) of Section 9.1 has occurred the Borrowers shall, without notice or demand from the Bank, immediately pay in cash to the Bank the full amount of each Letter of Credit then outstanding, the Borrowers agreeing to immediately make such payment and acknowledging and agreeing that the Bank would not have an adequate remedy at law for failure of the Borrowers to honor any such demand and that the Bank shall have the right to require the Borrowers to specifically perform such undertaking whether or not any draws have been made under any such Letters of Credit.

SECTION 10. FUNDING INDEMNIFY AND CHANGE IN CIRCUMSTANCES.

         Section 10.1. Change in Capital Adequacy Requirements. If the Bank shall determine that the adoption after the date hereof of any applicable law, rule or regulation regarding capital adequacy, or any change in any existing law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Bank (or any of its branches) with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the Bank's capital as a consequence of its obligations hereunder or for the credit which is the subject matter hereof to a level below that which the Bank could have achieved but for such adoption, change or compliance (taking into consideration the Bank's policies with respect to liquidity and capital adequacy) by an amount deemed by the Bank to be material, then from time to time, within fifteen (15) days after demand by the Bank, the Borrowers shall pay to the Bank such additional amount or amounts reasonably determined by the Bank as will compensate the Bank for such reduction.

         Section 10.2. Change of Law. Notwithstanding any other provisions of this Agreement or any Note, if at any time the Bank shall determine in good faith that any change in applicable laws, treaties or regulations or in the interpretation thereof makes it unlawful for the Bank to create or continue to maintain any LIBOR Portion, it shall promptly so notify the Parent and the obligation of the Bank to create, continue or maintain any such LIBOR Portion under this Agreement shall terminate until it is no longer unlawful for the Bank to create, continue or maintain such LIBOR Portion. The Borrowers, on demand, shall, if the continued maintenance of any such LIBOR Portion is unlawful, thereupon prepay the outstanding principal amount of the affected LIBOR Portion, together with all interest accrued thereon and all other amounts payable to the Bank with respect thereto under this Agreement; provided, however, that the Parent may elect to convert the principal amount of the affected Portion into a Prime Rate Portion, subject to the terms and conditions of this Agreement.

         Section 10.3. Unavailability of Deposits or Inability to Ascertain Adjusted LIBOR. Notwithstanding any other provision of this Agreement or the Note, if prior to the commencement of any Interest Period, the Bank shall determine in good faith that deposits in the amount of any LIBOR Portion scheduled to be outstanding during such Interest Period are not readily available to the Bank in the relevant market or, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining Adjusted LIBOR then the Bank shall promptly give notice thereof to the Parent and the obligations of the Bank to create, continue or effect by conversion any such LIBOR Portion in such amount and for such Interest Period shall terminate until deposits in such amount and for the Interest Period selected by the Parent shall again be readily available in the relevant market and adequate and reasonable means exist for ascertaining Adjusted LIBOR.

         Section 10.4. Taxes and Increased Costs. With respect to any LIBOR Portion, if the Bank shall determine in good faith that any change after the date hereof in any applicable law, treaty, regulation or guideline (including, without limitation, Regulation D of the Board of Governors of the Federal Reserve System) or any new law, treaty, regulation or guideline, or any interpretation of any of the foregoing by any governmental authority charged with the administration thereof or any central bank or other fiscal, monetary or other authority having jurisdiction over the Bank or its lending branch or the LIBOR Portions contemplated by this Agreement (whether or not having the force of law), shall:

                  (i) impose, increase, or deem applicable any reserve, special deposit or similar requirement against assets held by, or deposits in or for the account of, or loans by, or any other acquisition of funds or disbursements by, the Bank which is not in any instance already accounted for in computing the interest rate applicable to such LIBOR Portion;

                  (ii) subject the Bank, any LIBOR Portion or any Note to the extent it evidences such LIBOR Portion to any tax, duty, charge, stamp tax, fee, deduction or withholding in respect of this Agreement, any LIBOR Portion or any Note to the extent it evidences such LIBOR Portion, except such taxes as may be measured by the overall net income or gross receipts of the Bank or its lending branches and imposed by the jurisdiction, or any political subdivision or taxing authority thereof, in which the Bank's principal executive office or its lending branch is located;

                  (iii) change the basis of taxation of payments of principal and interest due from the Borrowers to the Bank hereunder or under any Note to the extent it evidences any LIBOR Portion (other than by a change in taxation of the overall net income or gross receipts of the
         Bank); or

                  (iv) impose on the Bank any penalty with respect to the foregoing or any other condition regarding this Agreement, any LIBOR Portion, or its disbursement, or any Note to the extent it evidences any LIBOR Portion;

and the Bank shall determine in good faith that the result of any of the foregoing is to materially increase the cost (whether by incurring a cost or adding to a cost) to the Bank of creating or maintaining any LIBOR Portion hereunder or to reduce the amount of principal or interest received or receivable by the Bank (without benefit of, or credit for, any prorations, exemption, credits or other offsets available under any such laws, treaties, regulations, guidelines or interpretations thereof), then the Borrowers shall pay within 15 days after written demand to the Bank from time to time as specified by the Bank such additional amounts as the Bank shall reasonably determine are sufficient to compensate and indemnify it for such increased cost or reduced amount. If the Bank makes such a claim for compensation, it shall provide to the Parent a certificate setting forth the computation of the increased cost or reduced amount as a result of any event mentioned herein in reasonable detail and such certificate shall be conclusive if reasonably determined.

         Section 10.5. Funding Indemnity. In the event the Bank shall incur any loss, cost or expense (including, without limitation, any loss (including loss of profit), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired or contracted to be acquired by the Bank to fund or maintain any LIBOR Portion or the relending or reinvesting of such deposits or other funds or amounts paid or prepaid to the Bank) as a result of:

                  (i) any payment of a LIBOR Portion on a date other than the last day of the then applicable Interest Period for any reason, whether before or after default, and whether or not such payment is required by any provisions of this Agreement (excluding any payment required under Sections 3.2(b) or (c), 11.2 or 11.3); or

                  (ii) any failure by any Borrower to create, borrow, continue or effect by conversion a LIBOR Portion on the date specified in a notice given pursuant to this Agreement;

then within 15 days after receipt by the Parent of the certificate referred to in the following sentence, the Borrowers shall pay to the Bank such amount as will reimburse the Bank for such loss, cost or expense. If the Bank requests such a reimbursement, it shall provide to the Parent a certificate setting forth the computation of the loss, cost or expense giving rise to the request for reimbursement in reasonable detail and such certificate shall be conclusive if reasonably determined.

         Section 10.6. Lending Branch. The Bank may, at its option, elect to make, fund or maintain Portions of the Loans hereunder at such of its branches or offices as the Bank may from time to time elect provided such option results in no cost or expense to the Borrowers. To the extent reasonably possible, the Bank shall designate an alternate branch or funding office with respect to the LIBOR Portions to reduce any liability of the Borrowers to the Bank under
Section 10.4 hereof or to avoid the unavailability of an interest rate option under Section 10.3 hereof, so long as such designation is not otherwise disadvantageous to the Bank.

         Section 10.7. Discretion of Bank as to Manner of Funding. Notwithstanding any provision of this Agreement to the contrary, the Bank shall be entitled to fund and maintain its funding of all or any part of any Note in any manner it sees fit, it being understood, however, that for the purposes of this Agreement all determinations hereunder (including, without limitation, determinations under Sections 11.3, 11.4 and 11.5 hereof) shall be made as if the Bank had actually funded and maintained each LIBOR Portion during each Interest Period applicable thereto through the purchase of deposits in the relevant market in the amount of such

LIBOR Portion, having a maturity corresponding to such Interest Period, and bearing an interest rate equal to the LIBOR for such Interest Period.

SECTION 11. MISCELLANEOUS.

         Section 11.1. Non-Business Days. If any payment hereunder becomes due and payable on a day which is not a Business Day, the due date of such payment shall be extended to the next succeeding Business Day on which date such payment shall be due and payable. In the case of any payment of principal falling due on a day which is not a Business Day, interest on such principal amount shall continue to accrue during such extension at the rate per annum then in effect, which accrued amount shall be due and payable on the next scheduled date for the payment of interest.

         Section 11.2. No Waiver, Cumulative Remedies. No delay or failure on the part of the Bank in the exercise of any power or right shall operate as a waiver thereof or as an acquiescence in any default, nor shall any single or partial exercise of any power or right preclude any other or further exercise thereof or the exercise of any other power or right. The rights and remedies hereunder of the Bank are cumulative to, and not exclusive of, any rights or remedies which it would otherwise have.

         Section 11.3. Amendments, Etc. No amendment, modification, termination or waiver of any provision of this Agreement or of any other Loan Document, nor consent to any departure by any Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Bank and the Parent. No notice to or demand on any Borrower in any case shall entitle the Borrowers to any other or further notice or demand in similar or other circumstances.

         Section 11.4. Costs and Expenses. The Borrowers agree to pay on promptly after written demand the reasonable costs and expenses of the Bank in connection with the negotiation, preparation, execution and delivery of this Agreement and the other Loan Documents and the other instruments and documents to be delivered thereunder, and in connection with the recording and filing of any of the foregoing as well as in connection with lien searches from time to time obtained by the Bank in its administration of the credit facilities provided for herein, and in connection with the transactions contemplated hereby or thereby, and in connection with any consents hereunder and any waivers or amendments hereto or thereto, with respect to all of the foregoing. The Borrowers further agree to pay to the Bank or any other holder of the Obligations all reasonable costs and expenses (including court costs and reasonable attorneys' fees), if any, incurred or paid by the Bank or any other holder of the obligations in connection with any Default or Event of Default or in connection with the enforcement of this Agreement or any other Loan Document or any other instrument or document delivered thereunder. The Borrowers further agree to indemnify the Bank, and their respective directors, officers and employees, against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all expenses of litigation or preparation therefor, whether or not the indemnified person is a party thereto) which any of them may pay or incur arising out of or relating to any Loan Document or any of the transactions contemplated thereby or the direct or indirect application or proposed application of the proceeds of any extension of credit made available hereunder, other than those which arise from the gross negligence or willful misconduct of the party claiming indemnification. The Borrowers, promptly after written demand by the Bank at any time, shall reimburse the Bank for any legal or other expenses incurred in connection with investigating or defending against any of the foregoing except if the same is directly due to the gross negligence or willful misconduct of the party to be indemnified. The obligations of the Borrowers under this Section 11.4 shall survive the termination of this Agreement.

         Section 11.5. Documentary Taxes. The Borrowers agrees to pay promptly after demand any documentary, stamp or similar taxes payable in respect of this Agreement or any other Loan Document, including interest and penalties, in the event any such taxes are assessed, irrespective of when such assessment is made and whether or not any credit is then in use or available hereunder.

         Section 11.6. Survival of Representations. All representations and warranties made herein or in any of the other Loan Documents or in certificates given pursuant hereto or thereto shall survive the execution and delivery of this Agreement and the other Loan Documents, and shall continue in full force and effect with respect to the date as of which they were made as long as any credit is in use or available hereunder.

         Section 11.7. Survival of Indemnities. All indemnities and other provisions relative to reimbursement to the Bank of amounts sufficient to protect the yield of the Bank with respect to the Loans, including, but not limited to, Sections 11.4 and 11.5 hereof, shall survive the termination of this Agreement and the payment of the Notes.

         Section 11.8. Notices. Except as otherwise specified herein, all notices hereunder shall be in writing (including cable, telecopy or telex) and shall be given to the relevant party at its address, telecopier number or telex number set forth below, or such other address, telecopier number or telex number as such party may hereafter specify by notice to the other given by United States certified or registered mail, by telecopy or by other telecommunication device capable of creating a written record of such notice and its receipt. Notices hereunder shall be addressed:

                  to any Borrower, then to the Parent at:

                  16100 Foothill Boulevard
                  Irwindale, California 91706
                  Attention: William R. Voss
                  Telephone: (818) 334-3241
                  Telecopy: (818) 969-7329
                  and:

                  Hopkins & Sutter
                  Three First National Plaza
                  Chicago, Illinois 60602
                  Attention: Kenneth W. Miller
                  Telephone: (312) 558-6520
                  Telecopy: (312) 558-6538

                  with copies to:

                  Intrepid Food Holdings, Inc.
                  135 South LaSalle Street
                  Suite 3800
                  Chicago, Illinois 60603
                  Attention: William R. Voss
                  Telephone: (312) 578-1110
                  Telecopy: (312) 578-1414

                  and:

                  Frontenac Company
                  135 South LaSalle Street
                  Suite 3800
                  Chicago, Illinois 60603
                  Attention: David Katz
                  Telephone: (312) 368-0044
                  Telecopy: (312) 368-9520

                  to the Bank at:

                  LaSalle National Bank
                  135 South LaSalle Street
                  Chicago, Illinois 60606
                  Attention: Kent A. Hammerstrom
                  Telephone: (312) 904-8036
                  Telecopy: (312) 606-8423

                  with a copy to:

                  McDermott, Will & Emery
                  227 West Monroe
                  Chicago, Illinois 60606-5096
                  Attention: Neal J. White
                  Telephone: (312) 984-7579
                  Telecopy: (312) 984-7700

Each such notice, request or other communication shall be effective (i) if given by telecopier, when such telecopy is transmitted to the telecopier number specified in this Section 11.8 and a confirmation of such telecopy has been received by the sender, (ii) if given by telex, when such telex is transmitted to the telex number specified in this Section 11.8 and the answerback is received by sender, (iii) if given by mail, five (5) days after such communication is deposited in the mail, certified or registered with return receipt requested, addressed as aforesaid, or (iv) if given by any other means, when delivered at the addresses specified in this Section 11.8; provided that any notice given pursuant to Section 1 or Section 2 hereof shall be effective only upon receipt.

         Section 11.9. Participations. The Bank may grant participations in its extensions of credit hereunder to any other bank or other lending institution (a "Participant"), provided that (i) no Participant shall thereby acquire any direct rights under this Agreement or the other Loan Documents and (ii) no sale of such a participation in extensions of credit hereunder shall in any manner relieve the Bank of its obligations hereunder.

         Section 11.10. Construction. The provisions of this Agreement relating to Subsidiaries shall only apply during such times as the Parent has one or more Subsidiaries. Nothing contained herein shall be deemed or construed to permit any act or omission which is prohibited by the terms of any of the other Loan Documents, the covenants and agreements contained herein being in addition to and not in substitution for the covenants and agreements contained in the other Loan Documents.

         Section 11.11. Headings. Section headings used in this Agreement are for convenience of reference only and are not a part of this Agreement for any other purpose.

         Section 11.12. Severability of Provisions. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

         Section 11.13. Counterparts. This Agreement may be executed in any number of counterparts, and by different parties hereto on separate counterpart signature pages, and all such counterparts taken together shall be deemed to constitute one and the same instrument.

         Section 11.14. Binding Nature, Governing Law, Etc. This Agreement shall be binding upon the Borrowers and their successors and assigns, and shall inure to the benefit of the Bank and the benefit of its successors and assigns, including any subsequent holder of the obligations. No Borrower may assign its rights hereunder without the written consent of the Bank. This Agreement constitutes the entire understanding of the parties with respect to the subject matter hereof and any prior agreements, whether written or oral, with respect thereto are superseded hereby. THIS AGREEMENT AND THE RIGHTS AND DUTIES OF THE PARTIES HERETO SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF ILLINOIS WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS.

         Section 11.15. Submission to Jurisdiction; Waiver of Jury Trial. EACH OF THE BORROWERS HEREBY SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS AND OF ANY ILLINOIS STATE COURT SITTING IN THE CITY OF CHICAGO FOR PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH OF THE BORROWERS IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. EACH OF THE BORROWERS AND THE BANK EACH HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY.

         Section 11.16. Reaffirmation, Restatement and Waivers. This Agreement constitutes an amendment and restatement of the Original Credit Agreement and the indebtedness evidenced by the Original Credit Agreement is continuing indebtedness, and nothing herein shall be deemed to constitute a payment, settlement or novation of the indebtedness evidenced by the Original Credit Agreement except to the extent provided herein, or to release or otherwise adversely affect any lien, mortgage or security interest securing such indebtedness or any rights of the Bank against any guarantor, surety or other party primarily or secondarily liable for such indebtedness.

         Upon your acceptance hereof in the manner hereinafter set forth, this Agreement shall constitute a contract between us for the uses and purposes hereinabove set forth.

Dated as of this 31st day of October, 1996.

                                             THE BREAD SHOP

                                             By: /S/ William R. Voss
                                                 --------------------------
                                             Name: William R. Voss
                                             Title: President and Secretary

                                             TBS ACQUISITION CORPORATION

                                             By: /S/ William R. Voss
                                                 --------------------------
                                             Name: William R. Voss

                                             Title: President and Secretary

                                             HEALTH VALLEY COMPANY

                                             By: /S/ William R. Voss
                                                 -----------------------
                                             Name: William R. Voss
                                             Title: President

         Accepted and agreed to in Chicago, Illinois as of the day and year last above written.

                                             LASALLE NATIONAL BANK

                                             By: /S/ Kent A. Hammerstron
                                                 -----------------------
                                             Name: Kent A. Hammerstron
                                             Title: First Vice President